                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement             [_]  Confidential, for Use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Jacobs Engineering Group, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

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Notes:

                  [LOGO OF JACOBS ENGINEERING APPEARS HERE]



                                 Notice of 2000
                         Annual Meeting of Shareholders



                                Proxy Statement

                        Annual Financial Statements and
                              Review of Operations

                         JACOBS ENGINEERING GROUP INC.
                           1111 South Arroyo Parkway
                           Pasadena, California 91105

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

TO OUR SHAREHOLDERS

  The Annual Meeting of Shareholders of Jacobs Engineering Group Inc. will be held on Tuesday, February 8, 2000, at 3:30 p.m. at 1111 South Arroyo Parkway, Pasadena, California, for the following purposes:

1. To elect four directors to hold office until the 2003 annual meeting;

2. To approve the Company's 1999 Stock Incentive Plan;

3. To approve the Company's 1999 Outside Director Stock Plan;

4. To approve the appointment of Ernst & Young LLP as auditors for the year ending September 30, 2000; and

5. To act upon such other matters as may properly come before the meeting.

  The shareholders of record at the close of business on January 3, 2000, will be entitled to vote at such meeting and any adjournment thereof. This notice and proxy statement and the accompanying proxy are being mailed to such shareholders on or about January 7, 2000. The stock transfer books will not close.

                                          By Order of the Board of Directors

                                          WILLIAM C. MARKLEY, III
                                          Vice President, General Counsel and
                                           Secretary

Dated: January 3, 2000

  You are urged to date, sign, and return promptly the enclosed proxy in the envelope provided.

         PLEASE NOTE THE ADDRESS WHERE THE ANNUAL MEETING WILL BE HELD

                         JACOBS ENGINEERING GROUP INC.
                           1111 South Arroyo Parkway
                          Pasadena, California 91105

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Jacobs Engineering Group Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of shareholders of the Company to be held on February 8, 2000, and any adjournment thereof. The expenses of the solicitation will be paid by the Company. Some officers and regular employees may solicit proxies personally and by telephone if deemed necessary. The proxy is revocable by you by written notice to the Secretary of the Company at any time prior to the exercise of the authority granted thereby or by your being present at the meeting and electing to vote in person.

  The holders of common stock of record at the close of business on January 3, 2000, the record date fixed by the Board of Directors (the "Record Date"), will be entitled to one vote per share on all business of the meeting. This proxy statement and the accompanying proxy are being mailed on or about January 7, 2000, to the shareholders of record on the Record Date. As of the Record Date the Company had 26,149,156 shares of common stock outstanding.

  In connection with the solicitation of proxies by the Board of Directors for the Annual Meeting of Shareholders, the Board of Directors has designated Joseph J. Jacobs, Noel G. Watson and John W. Prosser, Jr. as proxies. Shares represented by all properly executed proxy cards received in time for the meeting will be voted in accordance with the choices specified on the proxy card. Unless contrary instructions are indicated on the proxy card, the shares of common stock will be voted FOR the election of the nominees listed below under "1. Election of Directors". Where no choice is specified, the shares of common stock will be voted FOR the 1999 Stock Incentive Plan described below under "2. Approval of the 1999 Stock Incentive Plan," FOR the 1999 Outside Directors Stock Plan described below under "3. Approval of the 1999 Outside Director Stock Plan" and FOR the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending September 30, 2000, as described under "4. Approval of Ernst & Young LLP as Auditors", below. The Board of Directors is not aware of any other issue to be brought before the meeting. If other matters are properly brought before the meeting, then the proxies will vote in accordance with their best judgment.

  The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting.

  For purposes of the quorum and the discussion below regarding the vote necessary to take shareholder action, shareholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered shareholders who are present and entitled to vote, and they count toward the quorum.

  Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to instructed shares if the brokers had received their customers' instructions.

  Directors are elected by a plurality, and the four nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

  To be adopted, Proposals 2, 3 and 4 in this Proxy Statement must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are not entitled to vote on these matters, and, therefore, broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following tables, based in part upon information supplied by officers, directors and principal shareholders, set forth certain information regarding the ownership of the common stock of the Company as of the Record Date by (i) all those persons known by the Company to be beneficial owners of more than five percent of the outstanding common stock of the Company; (ii) each director; (iii) each executive officer named in the compensation tables, below ("Named Executive Officer"); and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

              Security Ownership of Certain Beneficial Owners (a)

                                                       Amount and
                                                       Nature of     Percent of
                   Name and Address                    Ownership       Class
                   ----------------                    ----------    ----------
Joseph J. Jacobs...................................... 3,536,180(b)    13.52%(b)
 1111 South Arroyo Parkway
 Pasadena, California 91105

--------
(a) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), (f) and (g) of the Securities Exchange Act of 1934, as amended, and information made known to the Company.
(b) Dr. Jacobs has sole voting and dispositive power over all shares except 6,180 shares that are owned by the Jacobs Family Foundation as to which he shares voting and dispositive power.

    Security Ownership of Directors, Nominees and Named Executive Officers

                                Amount of
                              Common Stock      Unexercised                Percent
Name of Beneficial Owner  Beneficially Owned(a) Options(b)    Total      of Class(c)
------------------------  --------------------- ----------- ---------    -----------
Outside Directors:
Joseph F. Alibrandi.....            2,000           6,350       8,350          *
Peter H. Dailey.........            2,000           6,350       8,350          *
Robert B. Gwyn..........            1,000(d)        4,350       5,350(d)       *
Linda K. Jacobs.........          194,000(e)        6,350     200,350(e)     0.77%
James Clayburn LaForce..            2,625           6,350       8,975          *
Dale R. Laurance........            1,000           5,350       6,350          *
Linda Fayne Levinson....              --            3,350       3,350          *
David M. Petrone........           10,000           6,350      16,350          *
James L. Rainey, Jr. ...            1,450(f)        5,100       6,550(f)       *
Employee Directors
 (other than NEOs):
William R. Kerler.......           44,753          34,600      79,353        0.30%
Named Executive
 Officers:
Noel G. Watson..........          178,124         221,000     399,124        1.53%
Joseph J. Jacobs........        3,536,180(e)          --    3,536,180(e)    13.52%
Richard E. Beumer.......            5,000             --        5,000          *
Thomas R. Hammond.......           12,646          50,200      62,846        0.24%
Richard J. Slater.......           36,371          58,200      94,571        0.36%
James C. Uselton........            5,000             --        5,000          *
All directors and
 executive officers
 as a group.............        4,220,274(g)      753,500   4,973,774(g)    19.02%

--------
 * Less than 0.1%
(a) Ownership is direct unless indicated otherwise.
(b) Includes only unexercised options exercisable within 60 days following the date of this proxy statement.
(c) Calculation is based on 26,149,156 shares of Common Stock outstanding as of January 3, 2000.
(d) Includes 1,000 shares held in a family limited partnership over which Mr. Gwyn has voting and dispositive power.
(e) Includes 6,180 shares held by the Jacobs Family Foundation as to which Dr. Linda K. Jacobs and Dr. Joseph J. Jacobs share voting and dispositive power with the other directors and officers of the Foundation.
(f) Includes 750 shares held in a trust for the benefit of Mr. Rainey's spouse as to which Mr. Rainey shares voting and dispositive power.
(g) Includes 10,000 shares owned by six executive officers and subject to certain restrictions as to transferability.

1. ELECTION OF DIRECTORS

   The bylaws of the Company presently provide for thirteen directors. The Certificate of Incorporation and the bylaws of the Company divide the Board of Directors into three classes with the terms of office of the directors of each class ending in different years. The terms of Classes I, II and III presently end at the annual meetings in 2000, 2001 and 2002, respectively. Class I has four directors, Class II has five directors, and Class III has four directors.

   The nominees for Class I are to be voted upon at this annual meeting. The directors in Classes II and III will continue in office until expiration of their respective terms. The Board of Directors has nominated Noel G. Watson, Dr. James Clayburn LaForce, David M. Petrone and James L. Rainey, Jr. for election as Class I directors for three year terms expiring at the 2003 annual meeting.

  The persons named as proxies on the accompanying proxy card intend to vote the shares as to which they are granted authority to vote for the election of the nominees listed above. The proxies may not vote for a greater number of persons than four.

  Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

  The following table sets forth information about these nominees and the directors whose terms of office do not expire at the 2000 annual meeting.

                                                                       Director
           Name and Positions Held with the Company              Class  since
           ----------------------------------------              ----- --------
Joseph J. Jacobs, Chairman of the Board and Director. Dr.
Jacobs, age 83, was chief executive officer of the Company and its predecessors from 1957 until November 19, 1992. Dr. Jacobs founded the Company as a sole proprietorship in 1947 and
incorporated it in 1957. ......................................   III    1974
Richard E. Beumer, Vice Chairman of the Board and Director. Mr.
Beumer, age 61, joined the Company in January 1999 in
connection with the Company's merger with Sverdrup Corporation.
Mr. Beumer joined Sverdrup in 1959. He became a member of
Sverdrup's board of directors in 1979. Mr. Beumer was elected president of Sverdrup Corporation in 1993, assumed the
additional role of CEO in 1994, and became the chairman of
Sverdrup's board of directors in 1996. Mr. Beumer is also a
director of Aid Association for Lutherans (a fraternal
insurance company), and he serves on the Board of Trustees of
Valparaiso University. ........................................   III    1999
Noel G. Watson, President, Chief Executive Officer and
Director. Mr. Watson, age 63, has been with the Company since
1965 and has been President and Chief Executive Officer of the
Company for more than the past five years. ....................     I    1986
Joseph F. Alibrandi, Director. Mr. Alibrandi, age 71, was
Chairman of the Board (since 1985) and Chief Executive Officer
(since 1996) of Whittaker Corporation until July 1999 when
Whittaker was acquired by Meggitt plc. Mr. Alibrandi is also a director of Burlington Northern Southern Pacific Corp. and
Catellus Development Corporation. He was also a director of
BankAmerica Corporation and Bank of America, N.T.& S.A. from
April 1992 to September 1998. .................................    II    1988
The Hon. Peter H. Dailey, Director. Mr. Dailey, age 69, is
Chairman of Enniskerry Financial, a private investment firm. He is also Chairman of the Board and a director of Fedco, Inc. He was formerly U.S. Ambassador to Ireland and Special Envoy to
NATO. Prior to government service, he was Vice-chairman of
Interpublic Group of the Dailey International Group. He is a
Director of Chicago Title and Trust, Pinkerton's, Inc.,
Sizzler, Inc. and Wirthlin Worldwide. .........................    II    1991
Robert B. Gwyn, Director. Mr. Gwyn, age 60, is retired. He was a Managing Director of Amaryn Group, a private investment
company, from 1994 until 1998. He was President, CEO and
Chairman of the Board of Agricultural Minerals and Chemicals,
Inc., a company engaged in the fertilizer and methanol
businesses, from 1990 until 1994, when that company was sold. .    II    1995
Linda K. Jacobs, Director. Dr. Linda K. Jacobs, age 52, is
President of Middle East Technology Assistance, a non-profit corporation. From 1985 until 1993 she was a principal in
Jabara-Jacobs Associates, a consulting firm. She is a daughter
of Dr. Joseph J. Jacobs. ......................................    II    1986
William R. Kerler, Executive Vice President of Operations and
Director. Mr. Kerler, age 70, has been an executive officer of
the Company since 1985. .......................................    II    1998

                                                                       Director
           Name and Positions Held with the Company              Class  since
           ----------------------------------------              ----- --------
James Clayburn LaForce, Director. Dr. LaForce, age 71, was Dean
of the Anderson Graduate School of Management, University of
California at Los Angeles from 1978 until 1993, when he
retired. Dr. LaForce is a director of Rockwell International
Corporation, Blackrock Funds, The Timken Company, Motor Cargo
Industries, Inc., Provident Investment Counsel Mutual Funds and
Payden and Rygel Investment Trust. ............................     I    1987
Dale R. Laurance, Director. Dr. Laurance, age 54, is the
president and a director of Occidental Petroleum Corporation where he has been an executive since 1983. Dr. Laurance is also a director of Canadian Occidental Petroleum, Ltd., Leslie's
Poolmart, Inc., and the American Petroleum Institute. .........   III    1994
Linda Fayne Levinson, Director. Ms. Levinson, age 57, is a
Principal of Global Retail Partners, L.P., a venture capital firm that invests in early stage internet and retail companies.
Ms. Levinson served as President of Fayne Levinson Associates from 1982 until January 1998. Ms. Levinson was an executive at
Creative Artists Agency, Inc. from 1993 through February 1994 and was a partner of Wings Partners, a Los Angeles-based
merchant bank, from 1989 until 1993. From 1984 until 1987 Ms.
Levinson was a Senior Vice President of American Express Travel
Related Services Co., Inc., and from 1972 through 1981 she was at McKinsey & Co., a worldwide general management consulting firm, where she became the first woman partner in 1979. Ms.
Levinson also serves as a member of the Boards of Administaff,
Inc., CyberSource Corporation, GoTo.com, Inc., Exactis.com,
Inc. and NCR Corporation. .....................................   III    1996
David M. Petrone, Director. Mr. Petrone, age 55, is Chairman of
Housing Capital Company, a real estate lending firm. He was
Vice Chairman of Wells Fargo & Co. from 1986 until March 1,
1992. He is a director of Alexandria Real Estate Equities,
Inc., Spieker Properties, Inc. and Finelite, Inc. .............     I    1987
James L. Rainey, Jr., Director. Mr. Rainey, age 70, is retired.
He was President and Chief Executive Officer of Farmland
Industries, Inc., an agricultural cooperative, from 1986 until
1991. Mr. Rainey is a director of ITEQ, Inc. and Wirthlin
Worldwide. ....................................................     I    1993

  Board Committees. The Board has two standing committees. The Audit Committee advises the Board on internal and external audit matters affecting the Company, including recommendations as to the appointment of the independent auditors of the Company; reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors. During fiscal 1999 the Audit Committee held two meetings. The members of the Audit Committee are Messrs. Petrone (Chairman), Alibrandi, Dailey and Rainey.

  The Compensation and Benefits Committee approves the salaries and bonuses of the executive officers and approves all grants of stock options and awards of restricted stock under the Company's 1981 Executive Incentive Plan other than options issued under the Outside Director Stock Option provisions of that Plan. The Compensation and Benefits Committee also administers the 1989 Employee Stock Purchase Plan, and approves the employment contract between the Company and Dr. Joseph J. Jacobs. During fiscal 1999 this committee held eleven meetings. The members of the Compensation and Benefits Committee are Dr. LaForce (Chairman), Ms. Levinson, Mr. Gwyn and Dr. Laurance.

  Compensation of Directors. The Company pays directors who are not employed by the Company ("Outside Directors") a retainer in the amount of $25,000 per year plus a fee of $1,000 for each meeting of the board and each committee on which they serve that they attend. Pursuant to the terms of the Outside Director Stock Option Plan, each of the Outside Directors receives an option for 2,000 shares of common stock on the date of their first election to the Board and also receives an option for 1,000 shares at an option price equal to the Fair Market Value (as defined in the Plan) of the common stock on the first day of March of each year.

  The Board of Directors held nine meetings during the year ended September 30, 1999. All directors attended at least 75% of all meetings of the Board of Directors and of the committees on which they served during fiscal 1999, except Mr. Gwyn, who attended ten out of a total of eighteen of such meetings.

  The Board of Directors recommends that you grant the proxies authority to VOTE for Messrs. Watson, Petrone and Rainey and Dr. LaForce as directors.

                            EXECUTIVE COMPENSATION

                          Summary Compensation Table

  The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer, the Chairman of the Board and the other four most highly compensated officers ("Named Executive Officers") of the Company for services in all capacities to the Company and its subsidiaries during its 1997, 1998 and 1999 fiscal years:

                                     Annual                      Long-term
                                Compensation(1)                 Compensation
                              -------------------- Other Annual ------------
                                                   Compensation Options/SARs
Name                     Year Salary ($) Bonus ($)    ($)(2)    (Shares)(3)  Other(4)
----                     ---- ---------- --------- ------------ ------------ --------
Noel G. Watson.......... 1999  655,320    601,710        --           --      5,180
 Chief Executive Officer 1998  591,160    542,350      7,420      100,000     5,120
                         1997  540,630    516,680     27,670       50,000     4,910

Joseph J. Jacobs........ 1999  432,200    400,000        --           --        --
 Chairman of the Board   1998  432,200    450,000        --           --        --
                         1997  432,200    400,000        --           --        --

Richard E. Beumer....... 1999  277,500    254,800        --        20,000     4,000
 Vice Chairman of the
  Board

Thomas R. Hammond....... 1999  388,000    356,260        --        20,000     5,000
 Executive Vice
  President              1998  294,850    218,230      1,230       59,000     5,000
                         1997  265,880    190,570      4,940       10,000     5,660

Richard J. Slater....... 1999  388,000    356,260        --        20,000     4,960
 Executive Vice
  President              1998  297,040    219,740      2,430       59,000     5,160
                         1997  271,320    194,470      9,870       10,000     4,930

James C. Uselton........ 1999  266,250    244,470        --        20,000     4,000
 Executive Vice
  President

--------
(1) Represents amounts earned by the named executive during the year indicated, and includes amounts deferred under the Jacobs Engineering Group Inc. 401(k) Plus Savings Plan and Trust (the "401(k) Plan") and the Company's nonqualified Executive Deferral Plans (the "EDPs").
(2) These amounts represent interest credited to the employees' deferred compensation account balances under the EDPs in excess of 120% of the applicable federal rate in effect at the times the interest crediting rates were set for the EDPs.
(3) Consists solely of non-qualified stock options pursuant to the 1981 Executive Incentive Plan.
(4) Consists solely of Company contributions to the 401(k) Plan.

                     Option/SAR Grants in Last Fiscal Year

  The Company's 1981 Executive Incentive Plan permits the grant of options, restricted stock and stock appreciation rights to employees of, and consultants and advisors to, the Company and its subsidiaries, including officers and directors who are serving in such capacities. The following table contains information concerning options granted during the fiscal year 1999 to the only Named Executive Officers who were granted options during the year. No stock appreciation rights have been granted to date.

                                                                                  Potential Realizable Value at
                                                            Market                Assumed Annual Rates of Stock
                                                 Exercise  Price on             Price Appreciation for Option Term
                           Options    Percentage  or Base   Date of                         (10 Yrs.)
                           Granted     of Total    Price     Grant   Expiration -----------------------------------
Name                     (shares) (1)    (2)     ($/share) ($/share)    Date    0% ($)    5% ($)        10% ($)
----                     ------------ ---------- --------- --------- ---------- ------ ------------  --------------
Noel G. Watson..........       --        0.00%       --        --          --     --            --              --
Richard E. Beumer.......    20,000       3.27%    36.375    36.375   27-May-09    --        457,520       1,159,450
Thomas R. Hammond.......    20,000       3.27%    36.375    36.375   27-May-09    --        457,520       1,159,450
Richard J. Slater.......    20,000       3.27%    36.375    36.375   27-May-09    --        457,520       1,159,450
James C. Uselton........    20,000       3.27%    36.375    36.375   27-May-09    --        457,520       1,159,450
Gain for all shareholders (based on 26,142,992 shares outstanding at September 30,
 1999, and a stock price of $32.5000 per share)....................................... $534,338,580  $1,354,118,880
                                                                                       ============  ==============
Gain to Named Executive Officers as a percent of total gain to all shareholders.......         0.34%           0.34%
                                                                                       ============  ==============

-------

(1) All grants consisted of non-qualified options pursuant to the 1981 Executive Incentive Plan.
(2) Calculation based upon grants of options for 611,000 shares during fiscal
    1999

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option SAR Values

  The following table sets forth information regarding option exercises during the fiscal year 1999 by the Named Executive Officers and the value of their unexercised options on September 30, 1999. All options were granted under the 1981 Executive Incentive Plan. The Company has never granted any stock appreciation rights.

                                      Total
                           Shares     Value                               Value of Unexercised
                         Acquired on Realized   Number of Unexercised         In-the-Money
                          Exercises     ($)    Options at FYE (shares)     Options at FYE ($)
          Name           ----------- -------- ------------------------- -------------------------
                                              Exercisable Unexercisable Exercisable Unexercisable
                                              ----------- ------------- ----------- -------------
Noel G. Watson..........   11,000    145,131    199,000      136,000    $1,317,375    $484,500
Richard E. Beumer.......      --         --         --        20,000           --          --
Thomas R. Hammond.......   10,900    123,041     53,300       86,800       259,584     443,507
Richard J. Slater.......      --         --      58,200       78,800       497,900     251,000
James C. Uselton........      --         --         --        20,000           --          --

                             Sverdrup Pension Plan

  The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age under the Sverdrup Corporation Pension Plan (the "Pension Plan"). Messrs. Beumer and Uselton are the only Named Executive Officers participating in the Pension Plan. Under the Pension Plan, benefits are based on the average compensation (salary and bonus as reported in the Summary Compensation Table) of a participant for the five consecutive calendar years preceding or coinciding with retirement (whichever produces the greatest benefit). As of the latest determination date, Messrs. Beumer's and Uselton's covered compensation under the Pension Plan was $160,000 each (because there is not a defined benefit or excess award plan attached to or associated with the Pension Plan, a participant's covered compensation is limited to amounts allowed under the Internal Revenue Code). Mr. Beumer's credited years of service was 39.75. Mr. Uselton's credited years of service was 36.90. Benefits shown are computed as a ten-year certain and life annuity beginning at age 65 (the normal retirement date under the Pension
Plan), with no deduction for Social Security or other offset amounts:

                                              Years of Service
                             ---------------------------------------------------
   Remuneration                20      25       30       35       40       45
   ------------              ------- ------- -------- -------- -------- --------
$150,000.................... $85,500 $93,750 $102,000 $110,250 $118,500 $126,750
$160,000 and above.......... $86,180 $94,650 $103,120 $111,590 $120,060 $128,530

                         BOARD COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The overall objectives of the Company's executive compensation program are as follows:

  --To enable the Company to attract, motivate and retain highly-qualified executives by offering competitive base salaries that are consistent with the Company's size.

  --To reward executives for past performance through a bonus program that places a substantial component of their pay at risk based on Company performance as measured by its return on net equity.

  --To provide an incentive for continued service and future performance through the use of stock options.

  --To encourage executives to have an equity ownership in the Company.

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the compensation of all executive officers and all stock option grants to all employees.

  Base Salary. In setting executive officer base salaries for fiscal 1999 the Committee considered the recommendations of Dr. Jacobs and Mr. Watson, who made salary recommendations as to all executive officers except themselves, the Committee's own subjective evaluations of those executive officers, the salary spread that has normally been maintained by the Company between levels of management, and information compiled by the Company regarding prevailing salaries for professional engineers being offered by companies that the Company regards as its competitors.

  The Committee considered the fact that the principal provisions for the retirement of the employees of the Company are the Thrift Savings Retirement ((S)401(k)) Plan and the 1989 Employee Stock Purchase Plan, and that the only domestic employees of the Company who are participants in a defined benefit retirement plan are employees of certain acquired companies. Enrollment in those plans was frozen at the time of acquisition, and benefits under those plans have been adjusted to align them with the Company's overall compensation structure.

  The Committee also considered a study by an outside compensation and benefits consulting company that it had commissioned. The consulting company reviewed the compensation and benefits of the Company's executive officers against two peer groups that were developed by the consulting company: an industry peer group and a peer group with market capitalization levels between $800 million and $1.2 billion. The consultants concluded that the industry peer group would provide information regarding the competitive pay structure of the Company's direct competitors, while the market capitalization peer group would provide information regarding the competitive pay structure for companies employing similar resources.

  The consultants approached their analysis using two methods: First, they compared the Company's top five officers (ranked by total cash compensation) to the top five officers in the industry and market capitalization groups. Second, they compared the compensation levels of the CEO and the Executive Vice Presidents of Operations to the top two positions in both the industry and market capitalization groups, and the remaining executive officers of the Company to the fifth highest paid position in both peer groups. Lastly, the consultants compared the compensation levels of all of the Company's executive officers to certain published survey information.

  Mr. Watson's base salary for 1999 was established in the same manner as the base salaries of the other executive officers of the Company. The Committee believes that the total salary and bonus paid to Mr. Watson and each of the Named Executive Officers was reasonable in light of the performance of the Company for fiscal 1999.

  Dr. Jacobs was the Chief Executive Officer of the Company from its organization in 1957 until he resigned that position in November 1992; he continues to serve as Chairman of the Board and as a full-time employee of the Company. The Company has an employment agreement, originally entered into on October 1, 1987, with Dr. Jacobs that establishes, among other matters, his base salary. The original agreement received the approval of the Board of Directors of the Company in 1987, without dissent and with Dr. Jacobs not voting. The Board subsequently delegated all decisions regarding this agreement to the Committee, which has approved subsequent amendments to it, including extensions of its term, which now expires on September 30, 2004 but there has been no change to Dr. Jacobs' base salary since 1987. The Committee has approved these amendments based on its subjective judgment of Dr. Jacobs' past and continuing contributions to the business strategy, marketing and reputation of the Company.

  Annual Incentive Bonuses. Pursuant to the Company's Incentive Bonus Plan, each year the Compensation Committee approves a target percentage of pre-tax profits to the net equity of the Company that must be achieved before any bonuses are paid. This target percentage is established on the basis of the Committee's judgment of what constitutes a reasonable minimum return for the shareholders on their investment in the Company. If pre-tax profits exceed the target, then a predetermined percentage of profits in excess of the target is placed in the bonus pool; if pre-tax earnings exceed two times the target, then a larger percentage of the excess is placed into the bonus pool. A major percentage of the bonus pool is allocated to the officers and key managers of the Company. Fifty percent of the allocation to the officers and key employees is then individually allocated to them in proportion to their weighted salaries, with the salaries of the executive officers given the greatest weight. The remainder of the executive officer pool is usually allocated in the same proportions as the initial allocations, but individual allocations are in some cases adjusted on the basis of the Committee's subjective evaluations of individual performance. Generally, bonuses are paid in three annual installments contingent upon continued employment and may be further deferred by participants in the Company's deferred compensation plans.

  Stock Options. In determining stock option awards to executive officers for 1999 the Committee considered Dr. Jacobs' and Mr. Watson's recommendations with respect to all executive officers other than themselves, the Committee's own subjective evaluations of the executive officers and previous option awards to the executive officers. The Committee also considered the stock option awards made by three of the largest competitors of the Company that are public companies (Fluor, Foster Wheeler and Morrison-Knudsen) to their executive officers as a percent of outstanding shares. In general, option grants by the Company as a percentage of outstanding shares have been the second highest in the named group, but the Committee considered the fact that the Company is the only company in the group that has no pension plan (other than for employees of certain acquired companies, as discussed above under "Base Salary" ) in evaluating the significance of its ranking in the group.

  Mr. Watson declined to accept any stock option awards during 1999. Dr. Jacobs has never been eligible for stock options by reason of his percentage interest in the outstanding stock of the Company.

  Tax Deductibility Considerations. In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation and benefits paid to the chief executive officer and the four highest paid executive officers in excess of $1 million to each of them. The Committee believes that the compensation payable for fiscal year 2000 will not result in any loss of tax deductions for the Company. It is the Committee's intent to adopt policies to obtain maximum deductibility of executive compensation, consistent with the objectives of the Company's executive compensation program outlined above. The Committee will continue to monitor the regulations issued by the IRS under this provision as they are finalized to determine whether any program changes are appropriate.

                                          JAMES CLAYBURN LAFORCE, Chairman
                                          ROBERT B. GWYN
                                          DALE R. LAURANCE
                                          LINDA FAYNE LEVINSON

                              PERFORMANCE GRAPHS

  The following graphs show the changes over the past five- and ten-year periods in the value of $100 invested in (1) the common stock of Jacobs Engineering Group Inc.; (2) the Standard & Poor's 500 Index; and (3) the Dow Jones Heavy Construction Group Index. The values of each investment are based on share price appreciation, with reinvestment of all dividends (assuming any were paid). For each graph, the investments are assumed to have occurred at the beginning of each period presented.

               Comparison of Five Year Cumulative Total Return*
         Among Jacobs Engineering Group Inc., the S&P 500 Index, and
                 the Dow Jones Heavy Construction Group Index


                       [PERFORMANCE GRAPH APPEARS HERE]

                                                      Cumulative Total Return
                                                   -----------------------------
                                                   9/94 9/95 9/96 9/97 9/98 9/99
                                                   ---- ---- ---- ---- ---- ----
Jacobs............................................ 100  102   92  126  127  133
S&P 500........................................... 100  130  156  219  239  306
Dow Jones Heavy Construction...................... 100  108  116  120   86   82

               Comparison of Ten Year Cumulative Total Return*
         Among Jacobs Engineering Group Inc., the S&P 500 Index, and
                 the Dow Jones Heavy Construction Group Index

                       [PERFORMANCE GRAPH APPEARS HERE]

                         9/89 9/90 9/91 9/92 9/93 9/94 9/95 9/96 9/97 9/98 9/99
                         ---- ---- ---- ---- ---- ---- ---- ---- ---- ---- ----
Jacobs.................. 100  151  458  483  385  404  412  373  508  514  539
S&P 500................. 100   91  119  132  149  155  201  242  340  370  473
Dow Jones Heavy
 Construction........... 100  100  120  124  126  140  152  163  168  120  115

-------
 * The cumulative total return information used to prepare the preceding graphs was provided by Research Data Group, Inc.

2. APPROVAL OF THE 1999 STOCK INCENTIVE PLAN.

General

  At the meeting the shareholders will be asked to approve the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the "1999 Plan"). The Jacobs Engineering Group Inc. 1981 Executive Incentive Plan (the "1981 Plan") expires on March 1, 2001, but there are only approximately 150,000 shares of common stock remaining for option grants and other awards under the 1981 Plan, including grants to Outside Directors under the Outside Director Stock Option provisions of the 1981 Plan.

  The 1999 Plan was approved by the Board of Directors of the Company on December 2, 1999 and became effective on that date. However, no shares of stock of the Company may be issued under the 1999 Plan until the Plan has been approved by the shareholders. The complete text of the 1999 Plan will be found in Exhibit I to this Proxy Statement. The following discussion is qualified in all respects by reference to Exhibit I.

  The purpose of the 1999 Plan is to encourage the acquisition of a financial interest in the Company by the employees of the Company and its Related Companies. In addition, the Plan is intended to aid the Company and its Related Companies in attracting and retaining employees, stimulating the efforts of their employees and encouraging them to remain in the employ of the Company and its Related Companies.

  The 1999 Plan reserves 3,000,000 shares of the common stock of the Company for grants of Incentive Awards. The Plan will expire when the shares reserved for the Plan have been exhausted, but no Incentive Stock Options may be granted under the Plan after December 2, 2009.

Administration

  The 1999 Plan is administered by a committee of the Board of Directors that is composed solely of directors who are not employed by the Company (the "Committee"). The Committee is authorized to approve all incentive awards under the 1999 Plan, to interpret the Plan, to fix the forms and terms of incentive awards and times of issuance, to implement any provision of the 1999 Plan by appropriate rules and determinations and to exercise such powers as may be necessary to carry out their functions under the 1999 Plan. None of the members of the Committee are eligible to receive awards under the 1999 Plan. It is the policy of the Board that the composition of the Committee be identical to that of the Compensation and Benefits Committee of the Board.

Eligibility for Awards

  In the discretion of the Committee an Incentive Award may be granted to any employee of the Company or a Related Company who is not a member of a collective bargaining unit. A Related Company is any corporation or other business organization in which the Company owns, directly or indirectly, 20% or more of the voting stock or capital at the time the award is made. In the course of its business, the Company sometimes obtains a 20% or more interest in such Related Companies pursuant to strategic alliances that it makes with other companies. As part of these strategic alliances the Company frequently furnishes some of its own employees as temporary employees of the Related Company. The purpose of granting options to such employees is to retain their loyalty to the Company. At the present time there are approximately 300 employees of the Company and its Related Companies eligible to receive awards under the 1999 Plan.

Forms of Awards

  The 1999 Plan provides for the grant of the following types of awards:

  1. Stock Options. The Company may grant nonqualified stock options and incentive stock options ("ISOs") under the 1999 Plan. A nonqualified stock option gives the optionee the right to purchase common stock of the Company at a price that is not less than 85% of the fair market value of the shares on the date the option is granted. ISOs must comply with Section 422 of the Internal Revenue Code of 1986, which requires among other matters that the option price be 100% of the fair market value of the shares on the date the option is granted. In addition, Section 422 requires that the total fair market value, determined at the time the option is granted, of shares for which ISOs first become exercisable by an optionee during any calendar year may not exceed $100,000.

  Under both forms of option, an optionee must agree as a condition to the exercise of the option to remain in the employ of the Company or its Related Companies for not less than one year after the grant of the option. The option will become exercisable in such amounts and during such time periods as the Committee in its sole discretion determines and provides in the option agreement that the Company enters into with the option holder. In no event, however, will any option be exercisable after the expiration of the tenth year following the date on which the option is granted. Except as determined by the Committee at the time an option is granted, options are not assignable or transferable other than by will or by the laws of descent and distribution. Schedule A to the 1999 Plan, a copy of which is attached to this Proxy Statement, sets forth the effects of the termination of employment, other changes of employment or employee status, death, retirement or a change in control on outstanding options. However, the Committee may vary the terms set forth on Schedule A in particular cases if it deems appropriate. The purchase price payable upon the exercise of an option is payable in full in cash or its equivalent acceptable to the Company, as determined by the Committee. In the discretion of the Committee, the purchase price may be paid by the assignment and delivery to the Company of shares of common stock of the Company already owned by the optionee, or by a combination of shares and cash, equal in value to the option exercise price. In addition, withholding taxes due upon the exercise of nonqualified options may be satisfied in whole or in part by reassigning to the Company stock acquired upon the exercise.

  2. Restricted Stock. The Company may award and issue Restricted Stock to an employee. Restricted Stock is common stock of the Company subject to certain restrictions on transfer. Restricted Stock may not be sold, exchanged, donated, pledged or otherwise transferred until the expiration of a period of time fixed by the Committee in the agreement that the Company enters into with the employee at the time the stock is issued. Upon the termination of the employee's employment with the Company or a Related Company for any reason, including death or disability unless the Committee in its sole discretion decides to release the shares from the restrictions on transfer following death or disability, the employee is required to forfeit and surrender his or her Restricted Stock to the Company to the extent it is still subject to the restrictions on transfer. Withholding taxes due from the employee upon the lapse of restrictions on transfer may be satisfied in whole or in part by reassigning shares of stock back to the Company.

Option Grant Policies

  Although both the 1981 Plan and the 1999 Plan permit the grant of nonqualified options at prices less than 100% of the fair market value (but not less than 85% of the fair market value of the shares), it has been the general policy of the Compensation and Benefits Committee not to grant discounted options to Executive Officers except in rare situations (usually as an incentive in connection with the relocation of an Executive Officer and his family). The following table summarizes all stock options granted to each of the Named Executive Officers, as well as to all other Executive Offices as a group, during the three fiscal years ended September 30, 1999, divided between options granted at 100% of the common stock's fair market value ("FMV") on the date of grant, and options granted at not less than 85% of FMV:

                                                                       As a
                                                                      Percent
                                            Number of Options       of  Options
                                                 Granted              Granted
                                         --------------------------  Over the
                                         At 100% At 85%             Past Three
                                         of FMV  of FMV    Total(1)    Years
                                         ------- ------    -------- -----------
Noel G. Watson.......................... 150,000    --     150,000      9.2%
Richard E. Beumer.......................  20,000    --      20,000      1.2%
Thomas R. Hammond.......................  89,000 10,000(a)  99,000      6.1%
Richard J. Slater.......................  89,000    --      89,000      5.4%
James C. Uselton........................  20,000    --      20,000      1.2%
All Other Executive Officers as a Group
 (20 individuals)(b).................... 353,500 84,000(b) 437,500     26.8%

--------
(a) Mr. Hammond received this grant in connection with a relocation.
(b) Includes all individuals who were Executive Officers at any time during the three years ending September 30, 1999.
(c) Of the 84,000 options granted, 48,000 were granted in connection with the relocation of the employee; and 31,500 were granted to the individual prior to his promotion to an Executive Officer.

  During the three year period ended September 30, 1999, the Company granted stock options for a total of 1,633,500 shares to its employees. As the above table shows, less than 6% of all stock options granted over the past three years were granted to Executive Officers at a discount (including grants to employees prior to their becoming Executive Officers, and after they had ceased being Executive Officers). Additionally, the Company has never awarded Restricted Stock to any Executive Officer after his promotion to an Executive Officer.

Federal Income Tax Consequences

  Nonqualified Options. An employee will not recognize any income upon receipt of a nonqualified stock option, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder at the time the nonqualified stock option is exercised and the shares are transferred to the employee. The amount of such taxable income, in the case of a nonqualified stock option, will be the difference, if any, between the option price and the fair market value of the shares on the date of exercise.

  ISOs. An employee who receives an ISO will not recognize any income for federal income tax purposes upon receipt of the ISO, and the Company will not realize a deduction for federal income tax purposes. However, the difference between the fair market value of the stock on the date of grant and the option exercise price is a tax preference item that may subject the optionee to the alternative minimum tax. If the optionee does not dispose of the ISO shares within two years from the date the option was granted or within one year after the shares were transferred to him on exercise of the option, then that portion of the gain on the sale of the shares that is equal to the difference between the sales price and the option exercise price will be treated as a long term capital gain. The Company will not be entitled to a deduction either at the time the employee exercises the ISO or subsequently sells the ISO shares. However, if the employee sells the ISO shares within two years after the date the ISO is granted or within one year after the date the ISO is exercised, then the sale is considered a disqualifying sale, and the spread on exercise will be taxed as ordinary income. The balance of the gain will be treated as long or short term capital gain depending on the time the employee held the stock. If the shares decline in value after the date of exercise, the compensation income will be limited to the difference between the sale price and the amount paid for the shares. The tax will be imposed in the year the disqualifying sale is made. The Company will be entitled to a deduction equal to the ordinary income recognized by the employee.

  Restricted Stock. Employees receiving Restricted Stock under the Plan will not recognize any income upon receipt of the Restricted Stock. Ordinary income will be realized by the holder at the time that the restrictions on transfer are removed or have expired. The amount of ordinary income will be equal to the fair market value of the shares on the date that the restrictions on transfer are removed. The Company will be entitled to a deduction at the same time and in the same amount as the ordinary income the employee is deemed to have realized.

  Generally, when an employee disposes of shares acquired under the 1999 Plan, the difference between the sales price and his or her basis in such shares will be treated as long or short-term capital gain or loss depending upon the holding period for the shares.

Options for Employees Outside the U.S.

  Under the Plan, in the discretion of the Committee, employees of the Company and its Related Companies located outside the United States are eligible to receive options. Since the laws, including tax laws and policies, of the countries where these employees are located may differ from those of the United States, the Plan gives the Committee the power to adopt special terms and conditions for options being granted to employees outside the United States in order to comply with the laws and policies of the countries involved. These special terms and conditions may be set forth in agreements with the employees or in any such other form as the Committee may approve. However, the Plan does not permit the Committee to approve terms and conditions for options that are inconsistent with the terms and conditions of the Plan as then in effect.

Amendment of the Plan

  The Board of Directors may terminate, modify or amend the 1999 Plan at any time without shareholder approval, except that shareholder approval is required for any amendment that would increase the number of shares reserved for the 1999 Plan, accelerate the removal of restrictions on Restricted Stock, increase the time period during which options may be exercised, extend the life of the 1999 Plan or materially increase the benefits accruing to participants under the 1999 Plan.

Adjustment of Awards

  In the event of any change in capitalization, such as a stock dividend or stock split, or in the event of a merger where the Company is the surviving corporation, appropriate adjustments shall be made in the awards that have been or may be granted under the Plan. In the event that the Company is not the surviving corporation in a merger or other reorganization, then all options and stock appreciation rights then outstanding under the Plan will be fully vested and exercisable, and the forfeiture restrictions on Restricted Stock will lapse, unless the merger or reorganization agreement provides participants with substantially similar rights.

Change in Control of the Company

  The 1999 Plan provides that, if the employment with the Company of a holder of an award under the 1999 Plan is terminated for any reason within three years following a "change in control" of the Company, then all options held by the employee under the 1999 Plan will be fully vested and exercisable and all forfeiture provisions imposed on Restricted Stock will lapse. A "Change in Control" means a change in control of such a nature that it would be required to be reported to the United States Securities and Exchange Commission, and in any event will be deemed to have occurred if (i) any person is or becomes the beneficial owner, directly or indirectly, of securities representing 25% or more of the combined voting power for election of directors of the Company,
(ii) during any period of two consecutive years or less individuals who at the beginning of the period constituted all of the members of the Board of Directors of the Company fail to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period, (iii) the shareholders of the Company approve any merger as a result of which the common stock would be changed, converted or exchanged for the shares of another corporation, any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company, or (iv) the shareholders of the Company approve a merger as a result of which persons who were shareholders of the Company immediately prior to the merger will have beneficial ownership of less than 50% of the combined voting power for the election of directors of the surviving corporation following the merger. However, in no such event will a change in control be deemed to have occurred if prior to the occurrence of any event that would otherwise cause a change in control the Board of Directors determines that such event will not constitute a change in control.

  The last reported sale of the common stock on the New York Stock Exchange on December 31, 1999 was at $32.50 per share.

  Approval of the 1999 Employee Stock Plan requires the affirmative vote of the holders of a majority of the shares of outstanding common stock represented at the meeting.

  The Board of Directors recommends that you vote FOR the 1999 Stock Incentive Plan.

3. APPROVAL OF THE 1999 OUTSIDE DIRECTOR STOCK PLAN

  The shareholders will be asked to approve the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan (the "Outside Director Plan") and reserve for the Outside Director Plan 200,000 shares of the authorized but unissued common stock of the Company. The Outside Director Plan was approved by the Board of Directors of the Company on December 2, 1999 subject to the approval of the shareholders at the 2000 annual meeting. The provisions for stock options in the Outside Director Plan are substantially the same as the Outside Director Stock Option provisions of the 1981 Plan, but the Outside Director Plan also includes provisions for awards of common stock of the Company to Outside Directors. The complete text of the Outside Director Plan will be found in
Exhibit II to this Proxy Statement. The following discussion is qualified in all respects by reference to Exhibit II.

  For the purpose of the Outside Director Plan, an "Outside Director" is a director of the Company who is not currently an officer of the Company, does not receive compensation from the Company or any subsidiary of the Company except in an amount that would not be required to be disclosed under the rules of the Securities and Exchange Commission and does not possess an interest in any transaction or business relationship with the Company or a subsidiary that would require such disclosure.

General

  The Board of Directors believes that the grant of stock options and of stock to Outside Directors, will assist the Company in attracting and retaining highly qualified individuals to serve as directors of the Company and will align the Outside Directors' compensation more closely with the performance of the Company and its common stock as well as with the interests of the shareholders. Outside Directors are not eligible to participate in any of the Company's other stock plans.

Grants of Options

  The Outside Director Plan provides that each Outside Director will receive an initial grant (an "Appointment Grant") of an Outside Director Option to purchase 2,000 shares of common stock on the first day of the month following the date upon which the Outside Director is first elected as a director. Thereafter, all Outside Directors will also receive annually on the first day of March an additional grant (an "Annual Grant") of an Outside Director Option to purchase 1,000 shares of common stock. Outstanding Outside Director Options are subject to appropriate and proportionate adjustments in the event of any stock split, stock dividend or other like recapitalization. However, the provision for Appointment Grants and Annual Grants of 2,000 shares and 1,000 shares, respectively, is not subject to such adjustment.

Terms of Options

  The Option price for Outside Directors Options is the "Grant Price" of the common stock at the time of grant. For this purpose "Grant Price" means the greater of (i) the average closing price of the common stock of the Company as reported in the composite transactions report of the New York Stock Exchange for the ten trading days ending on the second trading day prior to the date on which the option is granted and (ii) 85% of the closing price on the New York Stock Exchange on the date of grant.

  Outside Director Options are exercisable in four successive annual installments of 25% of the shares covered by the Option commencing one year following the date of grant and expire, unless sooner exercised or terminated, ten years following the date of grant.

  If an Outside Director dies or becomes disabled while in office, all installments of the Outside Director Options held by the director at the time of death or disability will immediately vest and will remain exercisable for the full terms stated in the option agreements evidencing those options. If an Outside Director retires, then no further options vest, but his or her vested options remain exercisable during the full terms of the option agreements evidencing those options. If the holder of an Outside Director Option resigns or is replaced as a director for any reason other than death, retirement or disability, while holding such an option, then no further installments of his or her options will vest, and all options will expire on the later of three months from the date he or she ceases to be a director or one year following the date of death if the holder dies during the three-month period.

  Except as otherwise determined by the Board of Directors, Outside Director Options may not be transferred other than by will or the laws of descent and distribution. After the death of the holder of an Outside Director Option the exercisable portion may be exercised by the director's personal representative or any person legally empowered to do so.

  When exercising an Outside Director Option the holder may pay for the shares in cash or with shares of common stock of the Company having a total Fair Market Value equal to the total option price of the shares being purchased. For this purpose "Fair Market Value" means the closing price of the common stock on the New York Stock Exchange on the date of exercise.

Awards of Stock to Outside Directors

  Unlike the 1981 Plan, the Outside Director Plan permits the Board of Directors to award common stock of the Company to the Outside Directors in the form of direct grants of either stock or Restricted Stock. No award of stock to an Outside Director may exceed 5,000 shares in any year. Unless otherwise determined by the Board of Directors, stock awards may not be granted to Outside Directors who have at any time been employed by the Company.

  Restricted Stock awarded under the Outside Director Plan may not be sold, exchanged, transferred, pledged, or otherwise disposed of during the time period, or periods, stated in an agreement between the Outside Director and the Company that is entered into when the Restricted Stock is awarded. If an Outside Director holding Restricted Stock ceases to be a director of the Company for any reason, including death or disability, then, unless the Board of Directors otherwise determines, the director concerned, or his or her estate, will be required to return the Restricted Stock to the Company for no consideration. These restrictions are referred to as "Forfeiture Restrictions". The Forfeiture Restrictions will not lapse until the expiration of such time periods as the Board of Directors may determine at the time of the award, but the Forfeiture Restrictions may not be for periods of less than one year.

Federal Income Tax Consequences

  The Outside Directors will not recognize any income upon the receipt of an Outside Director Stock Option, and the Company will not be entitled to a deduction for federal income tax purposes in the year of grant. Ordinary income will be realized by the holder of the Option at the time the Outside Director Stock Option is exercised and the shares delivered to the holder. The amount of such income will be the difference, if any, between the option price and the fair market value of the shares on the date of exercise. When the holder of stock acquired upon the exercise of an Outside Director Stock Option disposes of the shares, the difference between the sales price and the holder's tax basis in such shares will be treated as long or short-term capital gain or loss depending upon the holding period for the shares. Generally, the holder's tax basis in shares acquired upon the exercise of an Outside Director Stock Option will be the sum of the amount paid for the shares plus any ordinary income recognized as a result of the exercise of the option.

  In general, there will be no federal income tax deduction allowable to the Company upon the grant or termination of an Outside Director Stock Option or the sale or disposition of the shares acquired upon the exercise of an Outside Director Stock Option. However, the Company will be entitled to a deduction for federal income tax purposes upon the exercise of an Outside Director Stock Option equal to the amount of ordinary income that the option holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Internal Revenue Code.

  Outside Directors receiving awards of common stock will be taxed as ordinary income on the fair market value of the stock on the date of the award. Outside Directors receiving Restricted Stock will be taxed as ordinary income on the fair market value of the stock on the date the Forfeiture Restrictions lapse. In each case, the Company will be entitled to a federal income tax deduction at the same time and in the same amount.

  When the holder of such stock disposes of the shares, the difference between the sales price and the holder's tax basis in the shares will be treated as long or short-term capital gain or loss depending on the holding period for the shares. Generally, the holder's tax basis in shares acquired upon the exercise of an Outside Director Stock Option will be the sum of the amount paid for the shares plus any ordinary income recognized as a result of the exercise of the option or release of Forfeiture Restrictions.

  In general, there will be no federal income tax deduction allowable to the Company upon the grant or termination of an Outside Director Stock Option or the sale or disposition of the shares acquired upon the exercise of an Outside Director Stock Option. However, the Company will be entitled to a deduction for federal income tax purposes upon the exercise of an Outside Director Stock Option equal to the amount of ordinary income that the option holder is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Internal Revenue Code.

Amendment or Termination of the Outside Director Plan

  The Board of Directors may amend or terminate the Outside Director Plan in whole or in part at any time, but no amendment will become effective without the approval of the shareholders if shareholder approval is required in order to comply with the rules of the Securities and Exchange Commission under
Section 16 of the Securities Exchange Act of 1934 relating to insider trading. Unless the shareholders vote to extend the term of the Outside Director Plan, it will expire when there are no longer any options or shares of Restricted Stock awarded under the Plan outstanding.

Change in Control of the Company

  The Outside Director Plan is not subject to the Change of Control provisions described above under "2. Approval of the 1999 Stock Incentive Plan." However, upon the dissolution or liquidation of the Company or upon a reorganization, merger or consolidation of the Company with one or more other companies as a result of which the Company is not the surviving corporation or upon the sale of all or substantially all of the assets of the Company, then all Outside Director Options and Restricted Stock outstanding become fully vested and exercisable unless provisions are made in connection with such transaction for the continuation of the Outside Director Plan and the assumption or substitution of new options for stock of the successor corporation for the old options by the successor corporation, with appropriate adjustments as to the number and kind of shares and prices.

  The Company cannot now determine the number of options or shares to be granted in the future under the Outside Director Stock Plan to all current Outside Directors or to each future nominee for election as an Outside Director. During the fiscal year ended September 30, 1999 options to purchase 9,000 shares of common stock were granted to Outside Directors under the 1981 Plan.

  The last reported sale of the common stock on the New York Stock Exchange on December 31, 1999 was at $32.50 per share.

  Approval of the Outside Director Stock Plan requires the affirmative vote of the holders of a majority of the outstanding common stock represented at the annual meeting.

  The Board of Directors recommends that you vote FOR the 1999 Outside Director Stock Plan.

         Current Accounting Treatment of the 1999 Stock Incentive Plan and the 1999 Outside Director Stock Plan

  The issuance of common stock under the 1999 Plan and Outside Director Plan may not, under current generally accepted accounting principles, result in a direct compensation expense chargeable against the reported earnings of the Company. However, the Company must disclose in its financial statements the impact that the options granted under the Plans would have upon the reported earnings of the Company if the value of the options and shares awarded under those Plans were treated as compensation expense.

4. APPROVAL OF ERNST & YOUNG LLP AS AUDITORS

  The Board of Directors, with the concurrence of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company for its fiscal year ending September 30, 2000. The Company has been advised by Ernst & Young LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm's engagement as auditors, tax advisors and consultants.

  If the selection of Ernst & Young LLP is not approved by the holders of a majority of the shares represented at the meeting and voting on the proposal, or if prior to the Annual Meeting to be held in February, Ernst & Young LLP should decline to act or become incapable of acting, or if its employment should be otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent auditors whose employment for any period subsequent to the 2000 Annual Meeting will be subject to ratification by the shareholders at the 2001 Annual Meeting.

  The Company has been advised that representatives of Ernst & Young LLP will be present at the Annual Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  The Board of Directors recommends that you vote FOR the selection of Ernst & Young LLP as auditors for the year ending September 30, 2000.

5. OTHER BUSINESS

  The Board of Directors does not intend to present any other business for action at the meeting and does not know of any business intended to be presented by others.

                 SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company's equity securities to file with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

  To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from its directors and executive officers, except for Andrew E. Carlson, who did not file a Form 4 with respect to an option exercise but later reported the transaction on Form 5, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with on a timely basis during the fiscal year ended September 30, 1999.

                              EXECUTIVE OFFICERS

  For information about the Executive Officers of the Company, see Exhibit III to this Proxy Statement.

                            SHAREHOLDERS' PROPOSALS

  Under the bylaws of the Company shareholders who wish to nominate persons for election to the Board of Directors must submit their nominations to the Company not less than 60 nor more than 90 days prior to the date of the shareholders' meeting at which they wish a nomination to be considered. Nominations must include certain information concerning the nominee and the proponent's ownership of common stock of the Company. Nominations not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this proxy statement to submit a nomination or to obtain additional information as to the proper form of a nomination.

  Proposals other than nominations for consideration at the 2001 annual meeting of shareholders must be submitted to the Company no later than November 22, 2000. However, in order to be included in the Company's proxy statement and proxy relating to the 2001 annual meeting, proposals of shareholders must be received by the Secretary of the Company no later than September 10, 2000. If timely notice is not given of a shareholder proposal, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted them by the proxy cards if the proposal is raised at the meeting, whether or not there is any discussion of the matter in the proxy statement.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

  Appendix A to the Notice of Annual Meeting to which this Proxy Statement is attached contains the Annual Financial Statements and Review of Operations of the Company. A copy of the Company's Summary Annual Report for the year ended September 30, 1999, is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date.

  The Company's Annual Report on Form 10-K is available from the United States Securities and Exchange Commission at its WEB site: http://www.sec.gov/cgi-bin/srch-edgar?0000052988. The Company will furnish without charge a copy of the Company's report on Form 10-K, including the financial statements and schedules thereto, to the United States Securities and Exchange Commission to any person requesting in writing and stating that he or she was the beneficial owner of common stock of the Company on January 3, 2000. The Company will also furnish copies of any exhibits to the Form 10-K to eligible persons requesting exhibits at $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests and inquiries should be addressed to:

                              Investor Relations
                         Jacobs Engineering Group Inc.
                           1111 South Arroyo Parkway
                          Pasadena, California 91105

  Neither the Summary Annual Report, Appendix A, nor the Form 10-K is to be regarded as proxy soliciting material or as a communication by means of which a solicitation of proxies is to be made.

                                          By Order of the Board of Directors

                                          WILLIAM C. MARKLEY, III
                                          Vice President, General Counsel and
                                           Secretary

Pasadena, California
January 3, 2000

                                                                      EXHIBIT I

                         JACOBS ENGINEERING GROUP INC.

                           1999 Stock Incentive Plan

  1. Purpose.

  The purpose of the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the "Plan") is to advance the interests of Jacobs Engineering Group Inc. (the "Company") and its Related Companies (as defined in Section 2) by encouraging and enabling the acquisition of a financial interest in the Company by officers and other employees of the Company and its Related Companies. In addition, the Plan is intended to aid the Company and its Related Companies in attracting and retaining employees, to stimulate the efforts of such employees and to strengthen their desire to remain in the employ of the Company and its Related Companies.

  2. Definitions.

  Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this Paragraph 2.

  "Board of Directors" means the Board of Directors of the Company.

  "Business Day" means a day on which the New York Stock Exchange is open for securities trading.

  "Change in Control" shall mean, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934 ("1934 Act"), provided that such a change in control shall be deemed to have occurred at such time as (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 25% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors of the Company, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve any merger or consolidation as a result of which the Jacobs Common Stock (as defined below) shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors of the Company determines otherwise.

  "Committee" means the Compensation and Benefits Committee of the Board of Directors of the Company, or any committee appointed by the Board of Directors of the Company in accordance with the Company's By-Laws from among its members for the purpose of administering the Plan. Members of the Committee shall be Non-Employee Directors within the meaning of Rule 16b-3 under the 1934 Act, as amended.

  "Disabled" or "Disability" means the employee meets the definition of "disabled" under the terms of the long term disability plan of the Company or Related Company by which the employee is employed in effect on the date in question, whether or not the employee is covered by such plan.

  "Employee" means an employee of the Company or a Related Company.

  "Fair Market Value" means the closing price of one share of Jacobs Common Stock as reported by the New York Stock Exchange for the day on which the value is determined. If such day is not a Business Day, then the fair market value shall be determined by reference to the closing price on the first immediately preceding Business Day.

  "Incentive Award" means an ISO, an NQSO or Restricted Stock granted or awarded under this Plan.

  "ISO" means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

  "Jacobs Common Stock" means the Common Stock, par value $1.00 per share, of the Company.

  "Majority-Owned Related Company" means a Related Company in which the Company owns, directly or indirectly, 50% or more of the voting stock on the date an Incentive Award is granted.

  "NQSO" means a stock option that does not constitute an ISO.

  "Options" means ISOs and NQSOs granted under this Plan.

  "Optionee" means any person to whom an Option is granted under the Plan.

  "Related Company" or "Related Companies" means corporation(s) or other business organization(s) in which the Company owns, directly or indirectly, 20% or more of the voting stock or capital at the relevant time.

  "Restricted Stock" means shares of Jacobs Common Stock awarded pursuant to
Section 13 of this Plan.

  "Retire" means to enter Retirement.

  "Retirement" means the termination of an Optionee's employment with the Company or a Related Company by reason of an Optionee having either (1) attained the age of 65, or (2) attained the age of 60 and completed a total of ten (10) or more consecutive years of employment with the Company, and/or a Related Company.

  3. Incentive Awards.

  The Company may grant or award Incentive Awards to those persons meeting the eligibility requirements in Section 6.

  4. Administration.

  (a) The Plan shall be administered by the Committee. No person, other than members of the Committee, shall have any discretion concerning decisions regarding the Plan. The Committee shall determine the employees of the Company and its Related Companies (including officers) to whom, and the time or times at which, Incentive Awards will be granted or awarded; the number of shares to be subject to each Incentive Award; the duration of each Incentive Award; the time or times within which Options may be exercised; the cancellation of the Incentive Award (with the consent of the holder thereof); and the other terms and conditions of the grant or award of the Incentive Award, at grant or award or while outstanding, pursuant to the terms of the Plan. The provisions and conditions of the Incentive Awards need not be the same with respect to each employee or with respect to each Incentive Award.

  (b) The Committee may, subject to the provisions of the Plan, establish such rules, regulations, policies and procedures as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretations of the Plan and the specific conditions and provisions of the Incentive Awards granted or awarded hereunder by the Committee, shall be final and conclusive for all purposes and upon all persons including, but without limitation, the Company, its Related Companies, the Committee, the Board of Directors of the Company, officers and the affected employees of the Company and/or its Related Companies, employees and the respective successors in interest of any of the foregoing.

  5. Stock.

  The Jacobs Common Stock to be issued, transferred and/or sold under the Plan shall be made available from authorized and unissued Jacobs Common Stock or from the Company's treasury shares. The total number of shares of Jacobs Common Stock that may be issued or transferred under the Plan pursuant to Incentive Awards hereunder may not exceed 3,000,000 shares (subject to adjustment as described below). Such number of shares shall be subject to adjustment in accordance with this Section 5 and Section 12. Jacobs Common Stock subject to any unexercised portion of an Option that expires or is canceled, surrendered or terminated for any reason may again be subject to Incentive Awards granted under the Plan.

  6. Eligibility.

  Incentive Awards may be granted or awarded to employees of the Company and its Related Companies.

  In no event may Incentive Awards be granted or awarded to any Employee for more than one million shares in any one calendar year, subject to the adjustment provisions of Section 12 of the Plan.

  7. Grants of Options.

  Each Option grant shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with the Plan, as the Committee may approve. Except as otherwise specifically provided in this Plan, Options granted pursuant to the Plan shall be subject to the following terms and conditions:

  (a) Option Price. The option price of all ISOs shall be 100% of the Fair Market Value of the Jacobs Common Stock on the date of grant. The option price of all NQSOs shall be not less than 85% of the Fair Market Value of the Jacobs Common Stock on the date of grant.

  (b) Duration of Options. The duration of Options shall be determined by the Committee, but in no event shall the duration exceed ten (10) years from the date of its grant.

  (c) Other Terms and Conditions. Options may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine appropriate from time to time, including, without limitation, provisions for accelerated vesting of Options, and provisions relating to the termination of Options for conduct deemed detrimental to the Company and/or its Related Companies; provided, however, that, except in the event of a Change in Control or the Disability or death of the employee, no Option shall be exercisable in whole or in part for a period of twelve (12) months from the date on which the Option is granted. The grant of an Option to any employee shall not affect in any way the right of the Company and any Related Company to terminate the employment of the holder thereof.

  (d) ISOs. The Committee, with respect to each grant of an Option to an employee, shall determine whether such Option shall be an ISO, and, upon determining that an Option shall be an ISO, shall designate it as such in the written instrument evidencing such Option. Each written instrument evidencing an ISO shall contain all terms and conditions required by Section 422 of the Internal Revenue Code of 1986, as amended. If the written instrument evidencing an Option does not contain a designation that it is an ISO, it shall not be an ISO.

  The Employee to whom an ISO is granted must be eligible to receive an ISO pursuant to Section 422 of the Internal Revenue Code of 1986, as amended.

  The aggregate Fair Market Value (determined in each instance on the date on which an ISO is granted) of the Jacobs Common Stock with respect to which ISOs are first exercisable by any employee in any calendar year shall not exceed $100,000 for such employee. If any Majority-Owned Related Company of the Company shall adopt a stock option plan under which options constituting ISOs may be granted, the fair market value of the stock on which any such ISOs are granted and the times at which such ISOs will first become exercisable shall be taken into account in determining the maximum amount of ISOs that may be granted to the employee under this Plan in any calendar year.

  8. Exercises of Options.

  (a) An exercisable Option may be exercised in whole or in part. However, an Option may not be exercised in a manner that will result in fractional shares of Jacobs Common Stock being issued.

  (b) All, or any portion, of an exercisable Option shall be deemed exercised upon delivery to the representative of the Company designated for such purpose by the Committee of all of the following: (i) notice of exercise in such form and in such manner as the Committee may authorize; (ii) payment of the exercise price for such Options being exercised; (iii) such representations and documents as the Committee may, in its sole discretion, deem necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933, as amended, and any other federal, state, or foreign securities laws or regulations; and (iv) in the event that the Option is being exercised pursuant to Section 9 of the Plan by any person other than the Employee, proof deemed appropriate by the Committee in its sole discretion of the right of such person to exercise the Option.

  (c) The option price shall be paid in full at the time of exercise. Payment is to be made in cash or, at the discretion of the Committee and upon conditions established by it, by the delivery or constructive exchange of shares of Jacobs Common Stock acceptable to the Committee owned by the Employee for such period of time as may be established by the Committee.

  (d) The Committee may make such provisions as it may deem appropriate for the withholding or payment by the Employee of any taxes which it determines are required in connection with an exercise of an Option, and an Optionee's rights in any Incentive Award are subject to satisfaction of such conditions. If permitted by the Committee, the Employee may elect to satisfy all or any portion of such taxes by instructing the Company to withhold shares of Jacobs Common Stock that would otherwise be issuable to the employee by reason of the exercise.

  If shares of Jacobs Common Stock are delivered or constructively exchanged to pay the option price, or if shares of Jacobs Common Stock otherwise issuable to the employee by reason of the exercise are withheld to satisfy tax liabilities, the value of the shares delivered or exchanged or that are withheld shall be computed using the Fair Market Value of the Jacobs Common Stock delivered or exchanged, or withheld, determined as of the date of exercise.

  9. Transferability of Incentive Awards.

  Except as otherwise provided by the Committee:

  (a) Incentive Awards granted or awarded pursuant to the Plan shall not be transferable other than by will or by the laws of descent and distribution.

  (b) During the lifetime of an employee, an Option shall be exercisable only by the employee personally, or by the employee's legal representative.

  10. Effect on Options of Termination of Employment, Other Changes of Employment or Employer Status, Death, Retirement, or a Change in Control.

  Schedule A, attached hereto, establishes the effects on outstanding Options of an Employee's termination of employment, other changes of employment or employer status, death, Disability, Retirement, or a Change in Control, and is hereby incorporated by reference. The Committee may approve grants of Options containing terms and conditions different from, or in addition to, those set forth in Schedule A.

  Notwithstanding the provisions of the foregoing paragraph, no Option may have a term of more than ten years.

  In the case of leaves of absence, employees will not be deemed to have terminated employment unless the Committee, in its sole discretion, determines otherwise.

  The Committee may, with the consent of the affected employee, modify the terms and conditions pertaining to the effect of an employee's termination on the expiration or exercisability of an Option subsequent to the date of grant.

  11. No Rights as a Shareholder.

  An employee or a transferee of an employee pursuant to Section 9 shall have no rights as a shareholder with respect to any Jacobs Common Stock covered by an Option or receivable upon the exercise of an Option until the employee or transferee shall have become the holder of record of such Jacobs Common Stock, and no adjustments shall be made for dividends in cash or other property or other distributions or rights in respect to such Jacobs Common Stock for which the record date is prior to the date on which the employee or transferee shall have in fact become the holder of record of the share of Jacobs Common Stock acquired pursuant to the Incentive Award.

  12. Adjustment in the Number of Shares and in Option Price.

  In the event there is any change in the shares of Jacobs Common Stock through the declaration of stock dividends, or stock splits or through recapitalization or merger or consolidation or combination of shares or spin-offs or otherwise, the Committee or the Board of Directors of the Company shall make such adjustment, if any, as it may deem appropriate in the number of shares of Jacobs Common Stock available for Options as well as the number of shares of Jacobs Common Stock subject to any outstanding Option and the option price thereof. Any such adjustment may provide for the elimination of any fractional shares that might otherwise become subject to any Option without payment therefor.

  13. Awards of Restricted Stock.

  (a) An Incentive Award in the form of shares of Restricted Stock may be awarded under this Section 13 as determined by the Committee. The shares of Restricted Stock so issued shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of, and in the event of termination of the Employee's employment with the Company for any reason (including death and Disability unless the Committee in its sole discretion terminates the Forfeiture Restrictions following the death or Disability of such Employee), the Employee shall be obligated, for no consideration, to forfeit and surrender such shares (to the extent then subject to the Forfeiture Restrictions) to the Company. The restrictions against disposition and the obligation to forfeit and surrender shares to the Company are herein referred to as "Forfeiture Restrictions", and the shares that are then subject to the Forfeiture Restrictions are herein sometimes referred to as "Restricted Stock." Certificates representing Restricted Stock shall be appropriately legended to reflect the Forfeiture Restrictions.

  (b) The Forfeiture Restrictions with respect to Restricted Stock issued under this Section 13 shall lapse and be of no further force and effect upon the expiration of the period of time fixed by the Committee upon the issuance of such Restricted Stock.

  (c) Should the Employee's employment with the Company or Related Company be terminated for any reason upon or within thirty-six (36) months following a Change in Control, then all remaining Forfeiture Restrictions, if any, shall be deemed to have lapsed.

  (d) In order to enforce the restrictions imposed upon shares of Restricted Stock, the Committee may require the recipient to enter into an escrow agreement providing that the certificates representing such shares of Restricted Stock shall remain in the physical custody of an escrow holder until any or all of the restrictions imposed pursuant to the Plan expire or shall have been removed.

  (e) The Committee may make such provisions as it may deem appropriate for the withholding or payment by the Employee of any taxes which it determines are required in connection the lapse of Forfeiture Restrictions, and an Employee's rights in any Incentive Award are subject to satisfaction of such conditions. If permitted by the Committee, the Employee may elect to satisfy all or any portion of such taxes by instructing the Company to withhold shares of Jacobs Common Stock as to which the Restrictions have lapsed.

  (f) If shares of Jacobs Common Stock are withheld to satisfy tax liabilities, the value of such shares shall be computed using the Fair Market Value of the Jacobs Common Stock on the date of Forfeiture Restrictions lapse.

  (g) All of the foregoing restrictions, terms and other conditions regarding shares of Restricted Stock shall be evidenced by a written instrument executed by the Company and the Employee and containing such terms and conditions, not inconsistent with the Plan, as the Committee shall approve.

  14. Amendments, Modifications and Termination of the Plan.

  (a) The Board of Directors of the Company or the Committee may terminate the Plan at any time. From time to time, the Board of Directors or the Committee may suspend the Plan, in whole or in part. From time to time, the Board of Directors or the Committee may amend the Plan, in whole or in part, including the adoption of amendments deemed necessary or desirable to qualify the Incentive Awards under the laws (including tax laws) of various countries and under rules and regulations promulgated by the Securities and Exchange Commission with respect to employees who are subject to the provisions of
Section 16 of the 1934 Act, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Incentive Award granted hereunder, or for any other purpose or to any effect permitted by applicable laws and regulations, without the approval of the shareholders of the Company. However, in no event may additional shares of Jacobs Common Stock be allocated to the Plan, or may the minimum exercise price for Options be reduced, or may any outstanding Option be repriced or replaced without shareholder approval. Without limiting the foregoing, the Board of Directors or the Committee may make amendments applicable or inapplicable only to employees who are subject to Section 16 of the 1934 Act.

  (b) No amendment or termination or modification of the Plan shall in any manner affect any Incentive Award theretofore granted without the consent of the employee, except that the Committee may amend or modify the Plan in a manner that does affect Incentive Awards theretofore granted upon a finding by the Committee that such amendment or modification is in the best interest of holders of outstanding Incentive Awards affected thereby.

  (c) Grants of ISOs may be made under this Plan until December 2, 2009 or such earlier date as this Plan is terminated, and grants of NQSOs and awards of Restricted Stock may be made until all of the shares of Jacobs Common Stock authorized for issuance hereunder (adjusted as provided in Sections 5 and 12) have been issued or until this Plan is terminated, whichever first occurs. The Plan shall terminate when there are no longer Options outstanding under the Plan, or when there are no longer shares of Restricted Stock outstanding that are subject to Forfeiture Restrictions, unless earlier terminated by the Board or by the Committee.

  15. Non-U.S. Employees.

  The Committee may determine, in its sole discretion, whether it is desirable or feasible under local law, custom or practice to grant or award Incentive Awards to Employees in countries other than the United States. In order to facilitate any such grants or awards, the Committee may provide for such modifications and additional terms and conditions ("special terms") in the grant and award agreements to Employees who are employed outside the United States (or who are foreign nationals temporarily within the United States) as the Committee may consider necessary, appropriate or desirable to accommodate differences in, or otherwise comply with, local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable for purposes of implementing any special terms or facilitating the grant or award of an Incentive Award, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Board of Directors of the Company.

  16. Governing Law.

  The Plan shall be governed by and shall construed and enforced in accordance with the laws of the State of Delaware without giving effect to its choice of law rules.

  17. Adoption of the Plan.

  The Plan shall become effective upon its approval by the Board of Directors of the Company and a majority of the shares present at a duly called meeting of the shareholders of the Company held within twelve months of approval by the Board. However, Incentive Awards may be granted at any time following the approval of the Plan by the Board, but no shares may be issued pursuant to any Incentive Awards until the Plan has been approved by the shareholders, and all listing requirements of all securities exchanges on which the Jacobs Common Stock is listed have been satisfied.

                                   SCHEDULE A
                                     to the
                         JACOBS ENGINEERING GROUP INC.
                           1999 Stock Incentive Plan

              Event                 Impact on Vesting      Impact on Exercise Period
              -----                 -----------------      -------------------------
Employment terminates due to       Unvested Options    Option expiration date provided
 Retirement                         are forfeited       in the grant agreement continues
                                                        to apply

Employment terminates due to       All Options become  Option expiration date provided
 Disability or death                immediately vested  in the grant agreement continues
                                                        to apply

Employment terminates upon, or     All Options become  Option expiration date provided
 within 36 months following, a      immediately vested  in the grant agreement continues
 Change in Control                                      to apply

Employment terminates for reasons  Unvested Options    Expires on the earlier to occur
 other than a Change in Control,    are forfeited       of (1) the Option expiration
 Disability, Retirement, or death                       date provided in the grant
 (for purposes of this section,                         agreement, or (2) three months
 the receipt of severance pay or                        from the date of termination
 similar compensation by the
 Optionee does not extend his or
 her termination date)

Optionee is an employee of a       Unvested Options    Expires on the earlier to occur
 Related Company, and the           are forfeited       of (1) the Option expiration
 Company's investment in the                            date provided in the grant
 Related Company falls below                            agreement, or (2) three months
 20% (this constitutes a                                from the date of termination
 termination of employment under
 the Plan)

Employee becomes an employee of    Unvested Options    Expires on the earlier to occur
 an entity in which the Company's   are forfeited       of (1) the Option expiration
 ownership interest is less than                        date provided in the grant
 20% (this constitutes a                                agreement, or (2) three months
 termination of employment under                        from the date of termination
 the Plan)

Employment transferred to a        Vesting continues   Option expiration date provided
 Related Company                    after transfer      in the grant agreement continues
                                                        to apply

Death after termination of         Not applicable      Right of executor or
 employment but before Option has                       administrator of estate (or
 expired                                                other transferee permitted by
                                                        Section 9) terminates on the
                                                        earlier to occur of (1) the
                                                        Option expiration date provided
                                                        in the grant agreement, or (2)
                                                        the Option expiration date that
                                                        applied immediately prior to the
                                                        death of the Optionee

                                                                     EXHIBIT II

                         JACOBS ENGINEERING GROUP INC.

                       1999 Outside Director Stock Plan

  1. Purpose. The purpose of the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan (the "Plan") is to attract and retain the services of experienced and knowledgeable independent directors of Jacobs Engineering Group Inc. (the "Company") for the benefit of the Company and its stockholders and to provide an additional incentive for such directors to continue to work for the best interests of the Company and its stockholders through continuing ownership of its Common Stock.

  2. Definitions. Unless the context clearly indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this Paragraph 2.

  "Board of Directors" shall mean the Board of Directors of the Company.

  "Common Stock" shall mean the Common Stock, $1.00 par value, of the Company or such other class of shares or other securities as may be applicable pursuant to the provisions of Paragraph 5.

  "Company" shall mean Jacobs Engineering Group Inc.

  "Disabled" shall mean an Outside Director's inability to perform the duties of a director of the Company by reason of a mental or physical impairment. The following shall constitute conclusive proof that an Outside Director is disabled:

    (1) The appointment by a court of competent jurisdiction of a guardian or conservator of the person or estate of an Outside Director; or

    (2) An Outside Director's failure to attend any meetings of the Board during a period of six months by reason of illness or physical injury, as determined by the Board of Directors.

  "Fair Market Value" shall mean the closing price of the Common Stock as reported in the composite transactions report of the National Securities Exchange on which the Common Stock is then listed ("Exchange"). If such day is a day that the Exchange is not open, then the Fair Market Value shall be determined by reference to the closing price of the Common Stock for the immediately preceding trading day.

  "Forfeiture". As defined in Paragraph 11.

  "Grant Price" shall mean the higher of:

    (1) 85% of the closing price of the Common Stock as reported in the composite transactions report of the Exchange for the day the Grant Price is being determined; or,

    (2) The average of the closing prices of the Common Stock as reported in the composite transactions report of the Exchange for the ten trading days ending on the second trading day prior to the date for which the Grant Price is being determined.

If the day for which the Grant Price is being determined is a day that the Exchange is not open, then the Grant Price shall be determined by reference to the relevant price or prices as of the immediately preceding trading day.

  "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Outside Director" shall have the meaning given the term "Non-Employee Director" by Rule 16b-3 adopted under the 1934 Act.

  "Option" shall mean an Option granted pursuant to this Plan.

  "Plan" shall mean this Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan as set forth herein, as the same may be amended from time to time.

  "Restricted Stock". As defined in Paragraph 11.

  "Retirement" shall mean resignation from or replacement on the Board of Directors after an Outside Director has attained the age of 70 years with a minimum of five years of service on the Board of Directors.

  "Stock Award" shall mean a grant of Common Stock or Restricted Stock pursuant to Paragraph 11 of this Plan.

  "Tax Date" shall mean the date as of which any federal, state, local or foreign tax is required to be withheld from an Outside Director in connection with the exercise of an Option, the sale or other disposition of Common Stock acquired upon the exercise of an Option, the receipt of a Stock Award or the release of Restricted Stock Forfeiture Restrictions.

  3. Shares of Common Stock Subject to the Plan.

  (a) Subject to the provisions of Paragraph 5, the aggregate number of shares of Common Stock upon which Options and Stock Awards may be granted under the Plan shall not exceed 200,000 shares.

  (b) The shares to be delivered under the Plan shall be made available, at the discretion of the Board of Directors, from either authorized but unissued shares of Common Stock or previously issued shares reacquired by the Company, including shares purchased in the open market.

  (c) If any outstanding Option granted under the Plan expires, lapses, is terminated or is forfeited for any reason, then the unissued shares of Common Stock that were allocable to the unexercised portion of such Option shall again be available for issuance upon exercise of an Option granted under this Plan.

  4. Administration of the Plan.

  (a) The Plan shall be administered by the Board of Directors. The Board of Directors may authorize any officer or officers of the Company to execute and deliver Option Agreements and Restricted Stock Agreements and other documents on behalf of the Company.

  (b) Subject to the provisions of the Plan, the Board of Directors is authorized and directed to interpret the Plan, to establish, amend and rescind policies relating to the Plan, to direct the Company to execute agreements and amendments thereto setting forth the terms and conditions of grants of Outside Director Options and Stock Grants made under the Plan and to make such other determinations and to take such other actions as are consistent with the Plan and are necessary or appropriate for the administration of the Plan. Notwithstanding the foregoing, the Board of Directors shall not have the authority to make any determination, to adopt any policy or to take any action that would cause grants and exercises under the Plan to cease to be exempt from Section 16(b) of the 1934 Act by virtue of Rule 16b-3, or any successor rule, thereunder.

  (c) Any determination, decision or action of the Board of Directors in connection with the construction, interpretation, administration or application of the Plan shall be final, binding and conclusive upon all Plan participants and their transferees, beneficiaries, legal representatives, executors and other successors and assigns and upon all other persons. No member of the Board of

Directors, and no other person acting upon the authorization and direction of the Board of Directors, shall be liable for any determination, decision or action made in good faith with respect to the Plan.

  (d) The Company shall indemnify and hold harmless the members of the Board of Directors, and other persons who are acting upon the authorization and direction of the Board of Directors, from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission in connection with the performance of such persons' duties, responsibilities and obligations under the Plan, other than such liabilities, costs and expenses as may result from the bad faith, willful misconduct or criminal acts of such persons.

  5. Adjustment Provisions.

  (a) Subject to the provisions of Paragraph 5(b), if the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect of such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution in respect of such shares of Common Stock or other securities, there shall be an appropriate and proportionate adjustment in each of the following: (i) the maximum number and kind of securities provided in Paragraph 3(a) of this Plan, (ii) the number and kind of shares or other securities subject to then outstanding Options,
(iii) the price for each share or other unit of any other securities subject to such Options, but without change in the aggregate purchase price as to which such Options remain exercisable and (iv) the maximum number of shares of to be issued pursuant to Stock Awards under Section 11 of this Plan.

  (b) Upon the dissolution or liquidation of the Company or upon a reorganization, merger or consolidation of the Company with one or more companies as a result of which the Company is not the surviving company, or upon the sale of all or substantially all the assets of the Company, all Options and Restricted Stock then outstanding under the Plan shall be fully vested and exercisable unless, in the case of Options, provisions are made in connection with such transaction for the continuation of this Plan and the assumption of or substitution for such Options of new Options covering the stock of a successor company, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices.

  (c) Adjustments under this Paragraph 5 shall be approved by the Board of Directors, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional interests shall be issued under the Plan on account of any such adjustment.

  6. Grants of Options to Outside Directors.

  All Outside Directors shall receive Options pursuant to this Plan, as follows:

  (a) Appointment Grants. Outside Directors who first become Directors shall receive an Option to purchase 2,000 shares of Common Stock (an "Appointment Grant") on the first day of the month following the date upon which they are elected to the Board of Directors.

  (b) Annual Grants. All Outside Directors shall also receive annually on each first day of March following their receipt of their Appointment Grant an Option to purchase 1,000 shares of Common Stock.

All Options are intended to be non-qualified (non-statutory) stock options.

  (c) An Outside Director may, by giving written notice to the Company not less than thirty days prior to the date on which an Option shall be due to be granted:

    (i) Decline to accept further grants of Options under this Plan; or

    (ii) Revoke a previous election to decline to accept further grants of Options under this Plan, in which case such Outside Director shall thereafter receive Annual Grants made after such revocation.

An Outside Director who declines to accept grants of Options under this Plan may not receive anything of value in lieu of such grant, either at the time of such election or at any time thereafter.

  7. Terms of Outside Director Options.

  (a) Option Agreement. Each Option shall be evidenced by a written agreement containing such terms and conditions, not inconsistent with this Plan, as the Board of Directors deems appropriate (an "Option Agreement"). An Option Agreement shall not be effective unless and until it has been executed by a duly authorized officer of the Company and by the Outside Director to whom the Option is being granted.

  (b) Option Price. The price of the shares of Common Stock subject to each Outside Director Option shall be the Grant Price on the date such Option is granted.

  (c) Exercisability.

    (i) No Option may be exercised in whole or in part until one year following the date upon which the Option is granted;

    (ii) Subject to the provisions of Paragraph 7(c)(i), which shall at all times preempt the provisions of this Subparagraph 7(c)(ii), an installment of 25% of each Option shall become exercisable one year following the date of grant, with additional installments of 25% becoming exercisable on each anniversary date of the grant, so that all Options are fully exercisable at the end of four years from the date of grant;

    (iii) Upon the death or disability of an Outside Director while in office, all installments of all Options held by such director shall vest and become fully exercisable; and

    (iv) No installment of an Option that has not become exercisable on the date on which the holder thereof ceases to be a director of the Company for any reason other than the death or disability of the holder shall thereafter become exercisable by such holder or his successors and assigns.

  8. Expiration of Options. An Option may not be exercised after the first to occur of the following events:

  (a) Except in the case of an Outside Director who dies or is Disabled, or an Outside Director's Retirement, the expiration of three months from the date of the Outside Director's resignation from or replacement on the Board of Directors unless the Outside Director dies within said three-month period, in which case the expiration of one year from the date of death;

  (b) In the case of the death of an Outside Director while in office, upon the expiration of the terms stated in the Option Agreements held by such director at the time of death;

  (c) In the case of an Outside Director who is Disabled, upon the expiration of the terms stated in the Option Agreements held by such director at the time of the Disability; or

  (d) In the case of the Retirement of an Outside Director, the expiration of the remaining term of the Option.

An Option may not be exercised to any extent by anyone after the expiration of ten years from the date the Option was granted.

  9. Exercise of Options.

  (a) Following the death or disability of an Outside Director, any exercisable portion of such Option may, prior to the time when such portion becomes unexercisable under the provisions of Paragraph 8, above, be exercised by the Outside Director's personal representative or by any person empowered to do so under court order, or by will or the laws of descent and distribution, unless otherwise determined by the Board of Directors.

  (b) Manner of Exercise. An Option, or any exercisable portion thereof, may be exercised solely by delivery to the Company of all of the following prior to the time when such Option or portion thereof becomes unexercisable under Paragraph 8:

    (i) Notice in writing signed by the Outside Director or other person then entitled to exercise such Option or portion, stating that such Option or portion is exercised;

    (ii) Either:

      (x) Full payment (in cash or by check) for the shares with respect to which such Option or portion is thereby exercised; or

      (y) Upon conditions established by the Board of Directors, by the delivery or constructive exchange of shares of Common Stock owned by the Outside Director for such period of time as may be established by the Board of Directors, such shares having a Fair Market Value equal to the aggregate exercise price of the Options being exercised; or

      (z) Any combination of the consideration provided in the foregoing subsections (x) and (y);

    (iii) In the event the Option or a portion thereof is being exercised by any person or persons other than the Outside Director to whom it was originally granted, appropriate proof, reasonably satisfactory to the Company, of the authority of such person or persons to exercise the Option or such portion thereof; and

    (iv) If income tax withholding on the exercise of an Option is permitted or required, then all or any portion of any federal, state, local or foreign taxes required to be withheld from an Outside Director with respect to the exercise of such Option may be satisfied by the Outside Director's instructing the Company to withhold from the shares of Common Stock that would otherwise be delivered upon exercise of such Option shares of Common Stock with a Fair Market Value on the Tax Date equal to the amount of withholding taxes so to be satisfied.

The foregoing means of satisfying an Outside Director's obligation to pay withholding taxes are subject to the following additional rules and restrictions:

    (I) In no event may the amount of withholding taxes to be satisfied exceed the withholding taxes payable by the Outside Director with respect to the Option exercise, computed at the maximum withholding rates applicable to such Outside Director at the time of such election, unless otherwise determined by the Board of Directors.

    (II) Each election to use Common Stock to satisfy a withholding tax obligation must either (A) be in a written instrument signed by the Outside Director and stating the number of shares to be withheld or surrendered or a formula pursuant to which such number may be determined and be irrevocable; or (B) otherwise be made in compliance with the Rules and Regulations of the

  Securities and Exchange Commission under the 1934 Act relating to such elections, as from time to time in effect.

In no event shall the Company be required to issue fractional shares, and an Option may not be exercised for fewer than 100 shares.

  (c) Rights as a Shareholder. A holder of an Option shall not be, and shall not have any of the rights or privileges of, a shareholder of the Company with respect to any shares of Common Stock purchasable upon the exercise of such Option unless and until such Option shall have been exercised and a certificate or certificates evidencing such shares shall have been issued by the Company to such holder.

  (d) Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof unless and until all legal requirements applicable to such issuance or delivery have, in the opinion of counsel to the Company, been complied with. In connection with any such issuance or transfer, the person acquiring the shares shall, if requested by the Company, give assurances satisfactory to such counsel in respect of such matters as such counsel may deem desirable to assure compliance with all applicable legal requirements.

  10. Restrictions on Transferability.

  (a) No Option or interest or right therein or part thereof shall be subject to or liable for the debts, contracts or engagements of the Outside Director or the Outside Director's successors in interest, as the case may be, or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that nothing in this Paragraph 10 shall prevent transfers permitted by Paragraph 9(a)or Paragraph 10(b).

  (b) Except as otherwise provided by the Board of Directors:

    (i) Options granted or awarded pursuant to the Plan shall not be transferable other than by will or by the laws of descent and distribution; and

    (ii) During the lifetime of an Outside Director, an Option shall be exercisable only by the Outside Director personally, or by the Outside Director's legal representative.

  11. Stock Awards.

  (a) In the discretion of the Board of Directors, the Company may make Stock Awards to Outside Directors. Stock Awards may be in the form of stock or Restricted Stock or any combination thereof. No Stock Award to an Outside Director may exceed 5,000 shares of Common Stock in any year. Stock Awards may be made no more frequently than annually. Unless otherwise determined by the Board of Directors, Stock Awards may not be made to an individual who has at any time been employed by the Company.

  (b) Stock Awards to Outside Directors for the first year that they serve as directors shall be in the form of Restricted Stock. Restricted Stock awarded under this Plan may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of, and in the event of the Outside Director's ceasing to serve as a director of the Company for any reason (including death and Disability unless the Board of Directors in its sole discretion terminates the Forfeiture Restrictions following the death or Disability of such Outside Director), the Outside Director shall be obligated, for no consideration, to forfeit and surrender such shares (to the extent then subject to the Forfeiture Restrictions) to the

Company. The restrictions against disposition and the obligation to forfeit and surrender shares to the Company are herein referred to as "Forfeiture Restrictions", and the shares that are then subject to the Forfeiture Restrictions are referred to as "Restricted Stock." Certificates evidencing Restricted Stock shall be appropriately legended to reflect the Forfeiture Restrictions.

  (c) The Forfeiture Restrictions with respect to Restricted Stock awarded to an Outside Director shall lapse and be of no further force and effect upon the expiration of such period of time as may be fixed by the Board of Directors prior to the issuance of such Restricted Stock. In no event shall the restriction period be less than six months from the date the Restricted Stock is awarded.

  (d) All of the foregoing restrictions, terms and other conditions regarding shares of Restricted Stock shall be evidenced by a written agreement between the Company and the Outside Director containing such terms and conditions, not inconsistent with the Plan, as the Board of Directors shall approve.

  (e) The Board of Directors may make such provisions as it may deem appropriate for the withholding or payment by the Outside Director of any withholding taxes that it determines are required in connection with Stock Awards and the lapse of Forfeiture Restrictions on Restricted Stock, and an Outside Director's rights in such stock are subject to satisfaction of such conditions. If permitted by the Board of Directors, an Outside Director may elect to satisfy all or any portion of such taxes by instructing the Company to withhold shares of Common Stock from a Stock Award or from Restricted Stock as to which the Restrictions have lapsed.

  (f) If shares of Common Stock are withheld to satisfy tax liabilities, the value of such shares shall be computed using the Fair Market Value of the Common Stock on the Tax Date.

  12. Effective Date of the Plan. This Plan is conditional upon the approval of the shareholders of the Company, and the Plan shall be null and void if it is not approved by the shareholders within twelve months of its approval by the Board of Directors.

  13. Amendment, Suspension and Termination of Plan. Except as provided in this Paragraph 13, the Board of Directors may amend or terminate the Plan at any time and in any respect.

  (a) No amendment of the Plan shall become effective without the approval of the Company's shareholders if such approval is required in order to comply with Rule 16b-3 under the Exchange Act or any other applicable law, rule or regulation.

  (b) Unless required by applicable law, rule or regulation, no amendment or termination of the Plan shall affect in a material and adverse manner any Option granted prior to the date of such amendment or termination without the written consent of the Outside Director holding such affected Option.

  (c) This Plan is intended to comply with all requirements for the exemption from Section 16(b) of the 1934 Act applicable to Outside Directors provided by Rule 16-3 or its successors under the 1934 Act. To the extent any provision of the Plan does not so comply and cannot for any reason be amended by the Board of Directors or the shareholders of the Company so as to comply, the provision shall, to the extent permitted by law and deemed advisable by the Board of Directors, be deemed null and void with respect to the holder of Options granted under this Plan.

  14. Governing Law. This Plan shall be governed by and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to its choice of law rules.

  15. Termination of the Plan. Unless previously terminated by the Board of Directors, the Plan shall terminate when there are no longer any Options or shares of Restricted Stock outstanding.

                                                                    EXHIBIT III

                       EXECUTIVE OFFICERS OF THE COMPANY

  The following table presents the names and ages of each Executive Officer of the Company, as well as their current position with the Company, and the year in which they first joined the Company.

                                                                                              Year Joined
           Name               Age              Position with the Company                      the Registrant
           ----               ---              -------------------------                      --------------
Joseph J. Jacobs..........    83     Director and Chairman of the Board                               1947
Noel G. Watson............    63     President, Chief Executive Officer and Director                  1965
Richard E. Beumer.........    61     Vice Chairman of the Board                                       1999
William R. Kerler.........    70     Executive Vice President, Operations and Director                1980
Thomas R. Hammond.........    48     Executive Vice President, Operations                             1975
Richard J. Slater.........    53     Executive Vice President, Operations                             1980
James C. Uselton..........    60     Executive Vice President, Operations                             1999
Donald J. Boutwell........    62     Group Vice President, Field Services                             1984
Andrew E. Carlson.........    66     President, Jacobs Sverdrup Constructors,                         1990
Robert M. Clement.........    51     Group Vice President, Central Region                             1990
Warren M. Dean............    55     Group Vice President, Facilities                                 1994
Stephen K. Fritschle......    56     Group Vice President, Southern Region                            1989
George A. Kunberger, Jr...    47     Group Vice President, Northern Region                            1975
Gregory J. Landry.........    51     Group Vice President, International Operations                   1984
John McLachlan............    53     Group Vice President, International Operations                   1974
H. Gerard Schwartz, Jr....    61     Group Vice President, Civil                                      1999
Roger L. Williams.........    61     Group Vice President, Federal Operations                         1983
Michael J. Higgins........    55     Senior Vice President, Federal Programs                          1994
Craig L. Martin...........    50     Senior Vice President, General Sales and Marketing               1994
John W. Prosser, Jr.......    54     Senior Vice President, Finance and Administration and
                                      Treasurer                                                       1974
Laurence R. Sadoff........    62     Senior Vice President, Quality and Safety                        1993
Nazim G. Thawerbhoy.......    52     Senior Vice President and Controller                             1979
William C. Markley, III...    53     Vice President, General Counsel and Secretary                    1981

  All of the officers listed in the preceding table serve in their respective capacities at the pleasure of the Board of Directors and, with the exception of Messrs. Beumer, Uselton and Schwartz, have served in executive capacities with the Company or have been part of its management for more than five years. Prior to joining the Company in 1999, Messrs. Beumer, Uselton and Schwartz were part of the senior management group of Sverdrup Corporation, or one of its subsidiaries, for at least five years.

                                     III-1

                                                                     APPENDIX A


                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                      WITH REPORT OF INDEPENDENT AUDITORS

                              September 30, 1999

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                              SELECTED HIGHLIGHTS
                      For Fiscal Years Ended September 30
             (Dollars in thousands, except per share information)

                                                1999        1998        1997
                                             ----------  ----------  ----------
Revenues.................................... $2,875,007  $2,101,145  $1,780,616
Net earnings................................     65,445      54,385      46,895
                                             ----------  ----------  ----------
Per share information:
 Basic EPS.................................. $     2.54  $     2.12  $     1.82
 Diluted EPS................................       2.47        2.08        1.80
 Net book value.............................      16.95       14.23       12.48
 Closing year-end stock price...............      32.50       31.00      30.625
                                             ----------  ----------  ----------
Total assets................................ $1,220,186  $  807,489  $  737,643
Stockholders' equity........................    448,717     371,405     324,308
Return on average equity....................      15.96%      15.63%      15.43%
Stockholders of record......................      1,208       1,352       1,592
                                             ----------  ----------  ----------
Backlog:
 Professional services...................... $1,760,000  $1,004,500  $  912,057
 Total......................................  4,448,200   3,329,500   3,050,000
                                             ----------  ----------  ----------
Permanent staff.............................     15,900      10,080       9,570
                                             ----------  ----------  ----------

  As disclosed last year, the Company adopted Statement of Financial Accounting Standards No. 128 -- Earnings per Share ("SFAS 128") effective with the first quarter of fiscal 1998 ending December 31, 1997. Earnings per share ("EPS") for prior periods have been restated to conform to the provisions of SFAS 128.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                      For Fiscal Years Ended September 30
                 (In thousands, except per share information)

                             1999        1998        1997        1996        1995
                          ----------  ----------  ----------  ----------  ----------
Results of Operations:
 Revenues...............  $2,875,007  $2,101,145  $1,780,616  $1,798,970  $1,723,057
 Net earnings...........      65,445      54,385      46,895      40,360      32,242
                          ----------  ----------  ----------  ----------  ----------
Financial Position:
 Current ratio..........   1.25 to 1   1.54 to 1   1.56 to 1   1.68 to 1   1.44 to 1
 Working capital........  $  144,638  $  197,659  $  178,203  $  155,569  $  113,339
 Current assets.........     729,620     566,007     497,361     383,644     368,614
 Total assets...........   1,220,186     807,489     737,643     572,505     533,947
 Long-term debt.........     135,371      26,221      54,095      36,300      17,799
 Stockholders' equity...     448,717     371,405     324,308     283,387     238,761
 Return on average
  equity................       15.96%      15.63%      15.43%      15.46%      14.68%
 Backlog:
  Professional services.  $1,760,000  $1,004,500  $  912,057  $  845,300  $  828,400
  Total.................   4,448,200   3,329,500   3,050,000   2,750,200   2,625,000
                          ----------  ----------  ----------  ----------  ----------
Per share Information:
 Basic EPS..............  $     2.54  $     2.12  $     1.82  $     1.58  $     1.28
 Diluted EPS............        2.47        2.08        1.80        1.56        1.27
 Stockholders' equity...       16.95       14.23       12.48       10.93        9.41
                          ----------  ----------  ----------  ----------  ----------
Average Number of
 Common and Common Stock
 Equivalents Outstanding
 (Diluted)..............      26,478      26,096      25,989      25,921      25,384
                          ----------  ----------  ----------  ----------  ----------

  As disclosed last year, the Company adopted Statement of Financial Accounting Standards No. 128 -- Earnings per Share ("SFAS 128") effective with the first quarter of fiscal 1998 ending December 31, 1997. Earnings per share ("EPS") for prior periods have been restated to conform to the provisions of SFAS 128.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                            SELECTED FINANCIAL DATA
                      For Fiscal Years Ended September 30
                  (In thousands, except per share information)

                            1994        1993        1992        1991        1990
                         ----------  ----------  ----------  ----------  ----------
Results of Operations:
 Revenues............... $1,165,754  $1,142,926  $1,106,427  $1,036,289  $  881,757
 Net earnings...........     18,767      28,670      26,605      20,385      14,390
                         ----------  ----------  ----------  ----------  ----------
Financial Position:
 Current ratio..........  1.41 to 1   1.61 to 1   1.56 to 1   1.41 to 1   1.24 to 1
 Working capital........ $  106,058  $  100,688  $   92,706  $   60,580  $   39,544
 Current assets.........    367,485     264,949     258,206     206,576     202,404
 Total assets...........    504,364     351,020     316,731     260,142     253,707
 Long-term debt.........     25,000         --          --          --          --
 Stockholders' equity...    200,433     173,797     139,813     106,936      82,964
 Return on average
  equity................      10.03%      18.28%      21.56%      21.47%      20.30%
 Backlog:
  Professional services. $  793,060  $  736,600  $  647,100  $  457,300  $  329,400
  Total.................  2,500,000   1,858,600   1,760,000   1,605,000   1,343,300
                         ----------  ----------  ----------  ----------  ----------
Per share Information:
 Basic EPS.............. $     0.75  $     1.17  $     1.14  $     0.89  $     0.66
 Diluted EPS............       0.75        1.15        1.11        0.86        0.64
 Stockholders' equity...       7.96        6.96        5.81        4.50        3.70
                         ----------  ----------  ----------  ----------  ----------
Average Number of
Common and Common Stock
Equivalents Outstanding
(Diluted)...............     25,173      24,964      24,070      23,763      22,439
                         ----------  ----------  ----------  ----------  ----------

  Net earnings for fiscal 1994 included special charges totaling $10,200, or $0.40 per share.

  Net earnings for fiscal 1992 included a net gain of $2,118, or $0.09 per share, from the sale of 40% of the Company's holdings of the common stock of Genetics Institute, Inc.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                     MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

  The following table sets forth the Company's revenues by industry group and by market serviced for the past three fiscal years ended September 30 (in thousands):

                                                   1999       1998       1997
                                                ---------- ---------- ----------
   Chemicals and Polymers.....................  $  796,501 $  785,727 $  490,347
   Buildings..................................     454,589    314,293    169,286
   Federal Programs...........................     481,302    169,474    201,643
   Pharmaceuticals and Biotechnology..........     373,520    211,501    140,545
   Petroleum..................................     243,311    255,579    248,799
   Infrastructure.............................     218,828     11,278     11,748
   Technology and Manufacturing...............     173,023    128,501    335,627
   Pulp and Paper.............................      99,189    191,595    154,135
   Other......................................      34,744     33,197     28,486
                                                ---------- ---------- ----------
                                                $2,875,007 $2,101,145 $1,780,616
                                                ========== ========== ==========

  "Other" includes projects for clients operating in a number of industries, including food and beverage, and basic resources (mining, minerals and fertilizers).

  The following table sets forth the Company's revenues by type of service provided, for the past three fiscal years ended September 30 (in thousands):

                                                   1999       1998       1997
                                                ---------- ---------- ----------
   Project Services...........................  $1,318,027 $  861,608 $  734,619
   Construction...............................     994,479    961,576    769,788
   Operations and Maintenance.................     474,511    266,798    264,622
   Process, Scientific and Systems Consulting.      87,990     11,163     11,587
                                                ---------- ---------- ----------
                                                $2,875,007 $2,101,145 $1,780,616
                                                ========== ========== ==========

 1999 Compared to 1998

  On January 14, 1999, the Company completed its merger with Sverdrup Corporation ("Sverdrup"). Sverdrup provides engineering, architecture, construction and scientific services for public and private sector clients in the United States and internationally.

  The Sverdrup transaction has been accounted for as a purchase. Accordingly, the purchase price has been allocated to the assets and liabilities acquired based on their estimated fair values. The purchase price allocation, which may be adjusted further, resulted in goodwill of approximately $176.3 million. The Company's consolidated results of operations include the results of Sverdrup's operations since January 1, 1999.

  The Company recorded net earnings of $65.4 million, or $2.47 per diluted share, for the fiscal year ended September 30, 1999, compared to net earnings of $54.4 million, or $2.08 per diluted share, for fiscal 1998.

  Total revenues for fiscal 1999 increased by $773.9 million, or 36.8%, to $2,875.0 million, compared to $2,101.1 million for fiscal 1998. Approximately 89% of the increase in total revenues was generated by Sverdrup's operations, with the balance attributable to the Company's continuing U.S. and European operations (that is, those offices operating during the comparable periods of both fiscal 1999 and fiscal 1998).

  Revenues from project services activities, which includes design, engineering and agency construction management services, increased by $456.4 million, or 53.0%, to $1,318.0 million during fiscal 1999, compared to $861.6 million for fiscal 1998. Approximately 40.4% of the increase in project services revenues during the current fiscal year was generated by the Company's continuing U.S. and European operations, with the balance attributable to Sverdrup's operations.

  Revenues from construction services increased by $32.9 million, or 3.4%, to $994.5 million during fiscal 1999, compared to $961.6 million for fiscal 1998.

  With the resources and complementary technical and professional skills that the merger with Sverdrup added to the Company's skills base, and with the new clients Sverdrup added to the Company's client base, the Company has expanded its capabilities in the areas of operations and maintenance ("O&M"), and process, scientific and systems consulting services. Revenues from O&M activities increased by $207.7 million, or 77.9%, to $474.5 million during fiscal 1999, compared to $266.8 million for fiscal 1998. Approximately 71.2% of the increase in O&M revenues during the current fiscal year was generated by Sverdrup's operations, with the balance attributable to the Company's continuing U.S. and European operations. During fiscal 1999, the Company realized revenues of $88.0 million from process, scientific and systems consulting services. Prior to fiscal 1999 and the merger with Sverdrup, the Company's revenues from process, scientific and systems consulting service activities were minimal.

  As a percentage of revenues, direct costs of contracts decreased to 86.2% for the twelve months ended September 30, 1999, compared to 87.1% for the same period last year. The percentage relationship between direct costs of contracts and revenues will fluctuate between reporting periods depending on a variety of factors including the mix of business during the reporting periods being compared, as well as the level of margins earned from the various services provided by the Company. The improvement in this percentage relationship during fiscal 1999 compared to fiscal 1998 was due primarily to the relatively higher margins on Sverdrup's project services. Also contributing to the improvement was the favorable effect of the proportionately higher margins earned on the higher volume of project service activities generated, relative to construction service activities.

  Selling, general and administrative ("SG & A") expenses for fiscal 1999 increased by $105.0 million, or 57.0%, to $289.0 million, compared to $184.0 million for fiscal 1998. The increase in SG & A expenses during the twelve months ended September 30, 1999 was due almost entirely to the operations of Sverdrup.

  During fiscal 1999, the Company's operating profit (defined as revenues, less direct costs of contracts and SG & A expenses) increased by $21.8 million, or 25.2%, to $108.3 million, compared to $86.5 million for fiscal 1998. The increase in the Company's operating profit from 1998 to 1999 was due primarily to the increase in business volume, combined with an increase in margin rates, as discussed above.

  The Company recorded $5.7 million of net interest expense during the twelve months ended September 30, 1999, compared to net interest income of $2.7 million last year. During fiscal 1998, the Company was a net investor of excess cash. During fiscal 1999, however, as a result of the merger with Sverdrup Corporation, the Company became a net borrower of cash. The Company financed the merger price of $201.1 million (which included the associated costs of the merger) with a new, $230.0 million revolving credit facility, under which the Company initially borrowed $165.0 million. Outstanding borrowings under this facility was reduced to $118.1 million at September 30, 1999. Also contributing to the increase in interest expense in fiscal 1999 as compared to fiscal 1998 was $19.9 million of Sverdrup pre-merger indebtedness that was assumed by the Company at closing of the merger transaction.

  The Company recorded $2.0 million of net miscellaneous income during fiscal 1999, compared to net miscellaneous expense of $0.4 million for fiscal 1998. The increase in net miscellaneous income during fiscal 1999 was due primarily to gains realized on the sales of marketable equity securities.

  The Company recorded income tax expense of $39.1 million and $34.4 million in fiscal 1999 and 1998, respectively. The Company's overall effective tax rate was 37.4% for fiscal 1999, compared to an effective tax rate of 38.7% for fiscal 1998. The reduction in the Company's effective tax rate was attributable primarily to a lower effective tax rate relating to the Company's non-U.S. operations, off-set in part by the effect of nondeductible goodwill.

 1998 Compared to 1997

  The Company recorded net earnings of $54.4 million, or $2.08 per diluted share, for the fiscal year ended September 30, 1998, compared to net earnings of $46.9 million, or $1.80 per diluted share, for the same period in fiscal 1997.

  Total revenues for fiscal 1998 increased by $320.5 million, or 18.0%, to $2,101.1 million, compared to $1,780.6 million for the same period in fiscal 1997. More than half of this increase was attributable to the Company's continuing U.S. and European operations. The balance of the increase was attributable to the effect of companies acquired in 1997, and in particular, to the Serete Group.

  Revenues from project services activities increased by $127.0 million, or 17.3%, to $861.6 million during fiscal 1998, compared to $734.6 million for fiscal 1997. Project services revenues in 1998 from the Company's continuing U.S. and European operations were approximately 8% higher that the 1997 amount, with the balance of the increase attributable to businesses the Company acquired in 1997.

  During fiscal 1998, revenues from construction services increased by $191.8 million, or 24.9%, to $961.6 million, compared to $769.8 million for fiscal 1997. This increase occurred in spite of the completion of construction on a large semiconductor project late in fiscal 1997. Also contributing to the overall increase in construction services revenues from fiscal 1997 to fiscal 1998 was a $96.2 million increase in subcontract and procurement activity (the costs of which are included in both revenues and costs).

  During fiscal 1998, revenues from O&M and process, scientific and systems consulting services of $266.8 million and $11.2 million, respectively, were relatively unchanged compared to fiscal 1997 revenues.

  As a percentage of revenues, direct costs of contracts increased to 87.1% for the twelve months ended September 30, 1998, compared to 86.9% for the same period in fiscal 1997. The increase in the direct costs of the Company's services as a percentage of revenues during fiscal 1998 as compared to fiscal 1997 was due primarily to a proportionally higher percentage of the Company's total business volume coming from construction services relative to project services. This was partially offset by an increase in the total profit margin on the Company's construction service activities.

  Selling, general and administrative expenses for fiscal 1998 increased by $23.9 million, or 14.9%, to $184.0 million, compared to $160.2 million for fiscal 1997. The increase in fiscal 1998 reflects the full year operating impact of businesses acquired in fiscal 1997. The SG & A expenses incurred by the Company's continuing U.S. and European operations during fiscal 1998 were approximately $1.2 million lower than the corresponding 1997 amount.

  During fiscal 1998, the Company's operating profit increased by $12.9 million, or 17.6%, to $86.5 million, compared to $73.6 million for fiscal 1997. The improvement in operating profit was due to the overall increase in business volume in fiscal 1998 compared to fiscal 1997, combined with better control of SG & A expenses throughout much of the Company's continuing U.S. and European operations.

  Net interest income decreased by 7.5%, or $0.2 million, to $2.7 million during the twelve months ended September 30, 1998, compared to $3.0 million in fiscal 1997. The decrease in net interest income was due primarily to a reduction of rates earned on slightly higher levels of average cash invested during fiscal 1998 as compared to fiscal 1997, combined with a small increase in consolidated interest expense.

  The Company recorded $0.4 million of net miscellaneous expense during fiscal 1998, compared to net miscellaneous income of $0.9 million for fiscal 1997. Included in the 1998 amount was the approximate $8.8 million gain realized by the Company on the sale of its office building located in Dublin, Ireland (the "Merrion House"). Merrion House was purchased in 1995, and the Company continues to occupy a minor portion of the property under a lease agreement. Offsetting the Merrion House gain were reserves recorded in the fourth quarter of 1998 for certain settled and pending litigation.

Backlog

  Backlog represents the total dollar amount of revenues the Company expects to record in the future as a result of performing work under contracts that have been awarded to it. The Company's policy with respect to operations and maintenance ("O&M") contracts, however, is to include in backlog the amount of revenues it expects to receive for one succeeding year, regardless of the life of the contract. For federal programs (other than federal O&M contracts), the Company's policy is to include in backlog the full contract award, whether funded or unfunded, and exclude option periods.

  In accordance with industry practice, substantially all of the Company's contracts are subject to cancellation or termination at the option of the client. However, the Company has not experienced cancellations which have had a material effect on the reported backlog amounts. In a situation where a client terminates a contract, the Company would ordinarily be entitled to receive payment for work performed up to the date of termination and, in certain instances, may be entitled to allowable termination and cancellation costs. While management uses all information available to it to determine backlog, the Company's backlog at any given time is subject to changes in the scope of services to be provided as well as increases or decreases in costs relating to the contracts included therein.

  The following table summarizes the Company's total backlog at September 30, 1999, 1998 and 1997 (in millions):

                                                        1999     1998     1997
                                                      -------- -------- --------
   Professional services............................. $1,760.0 $1,004.5 $  912.1
   Total.............................................  4,448.2  3,329.5  3,050.0
                                                      ======== ======== ========

  Total backlog at September 30, 1999 included approximately $1.5 billion, or 34% of total backlog, relating to work to be performed either directly or indirectly for the U.S. federal government and its agencies. This compares to approximately $800.0 million and $923.0 million of federal backlog at September 30, 1998 and 1997, respectively. Most of these federal contracts extend beyond one year. In general, these contracts must be funded annually (i.e., the amounts to be spent under the contract must be appropriated by Congress to the procuring agency, and then the agency must allot these sums to the specific contracts).

  The Company's backlog for fiscal 1999 increased by $1.1 billion, or 33.6%, to $4.4 billion, compared to fiscal 1998, and increased in fiscal 1998 by $279.5 million, or 9.2%, to $3.3 billion, compared to fiscal 1997. Most of the 1999 increase was attributable to the Sverdrup merger, combined with new awards in the pharmaceuticals area of the Company's business. The 1998 increase was due to new awards in the chemicals, refining and pharmaceuticals areas of the Company's business.

  The Company estimates that approximately $2.3 billion, or 52% of total backlog at September 30, 1999 will be realized as revenues within the next fiscal year.

Effects of Inflation

  Because a significant portion of the Company's revenues over recent years has been earned under cost-reimbursable type contracts, the effects of inflation on the Company's financial condition and results of operations have been generally low. However, as the Company expands its business into markets and geographical areas where fixed-price and lump-sum work is more prevalent, inflation may begin to have a larger impact on the Company's results of operations. To the extent permitted by competition, the Company intends to continue to emphasize contracts which are either cost-reimbursable or negotiated fixed-price. For contracts the Company accepts with fixed-price or lump-sum terms, the Company monitors closely the actual costs on the project as they compare to the budget estimates. On these projects, the Company also attempts to secure fixed-price commitments from key subcontractors and vendors. However, due to the competitive nature of the Company's industry, combined with the fluctuating demands and prices associated with personnel, equipment and materials the Company traditionally needs to perform on its contracts, there can be no guarantee that inflation will not effect the Company's results of operations in the future.

Liquidity and Capital Resources

  During fiscal year 1999, the Company's cash and cash equivalents decreased by $47.8 million, to $53.5 million. This compares to a net increase of $45.3 million, to $101.3 million, during fiscal 1998, and to a net decrease of $6.9 million, to $56.0 million during fiscal 1997. During fiscal year 1999, the Company experienced net cash outflows from investing activities and the effect on cash of exchange rate changes, of $220.6 million and $3.3 million, respectively, offset in part by net cash inflows from financing activities and operating activities of $94.3 million and $81.8 million, respectively.

  Operations contributed $81.8 million of cash and cash equivalents during fiscal 1999. This compares to a net contribution of $90.5 million and $43.9 million during fiscal 1998 and fiscal 1997, respectively. The $8.7 million decrease in cash provided by operations in fiscal 1999 as compared to fiscal 1998 was due primarily to an increase of $30.9 million in net cash outflows relating to the timing of cash receipts and payments within the Company's working capital accounts. This use of cash was offset in part by an increase in net earnings of $11.1 million, and an increase of $8.4 million in depreciation and amortization expense. Gains on sales of assets and the change in deferred income taxes had a $2.5 million improvement in cash flows from operating activities in 1999 as compared to 1998.

  The Company's investing activities resulted in a net cash outflow of $220.6 million during fiscal 1999. This compares to net cash outflows of $9.6 million and $69.5 million during fiscal 1998 and 1997, respectively. The $211.0 million net increase in cash used in investing activities in fiscal 1999 as compared to fiscal 1998 was due primarily to the merger with Sverdrup, requiring $201.1 million in cash (which included the associated costs of the merger), combined with a $13.5 million net increase in other noncurrent assets. Partially offsetting these cash outflows was a $12.5 million increase from fiscal 1998 to fiscal 1999 in proceeds from sales of marketable securities and investments. The proceeds from the sales of marketable securities and investments in fiscal 1999 were used to partially fund the merger with Sverdrup and pay down indebtedness relating to the merger.

  The Company's financing activities generated $94.3 million in cash and cash equivalents during fiscal 1999 compared to a net cash outflow of $35.4 million during fiscal 1998, and a net cash inflow of $20.3 million in fiscal 1997. In connection with the merger with Sverdrup in January 1999, the Company terminated an existing long-term $45.0 million revolving credit agreement and entered into a new, $230.0 million revolving credit agreement. The Company borrowed $165.0 million under the new facility to pay the initial merger consideration and related costs of $201.1 million, $21.0 million of Sverdrup indebtedness existing at closing, and $5.1 million during the year for other purposes. During fiscal 1999, the Company paid down $73.0 million of its long-term, $230.0 million revolving credit facility relating primarily to the Sverdrup transaction.

  The Company believes it has adequate capital resources to fund its operations in fiscal 2000 and beyond. The Company's consolidated working capital position was $144.6 million at September 30, 1999 compared to $197.7 million at September 30, 1998. And as discussed above, the Company entered into a new, long-term $230.0 million revolving credit facility during the second quarter of fiscal 1999, against which $118.1 million was outstanding at September 30, 1999 in the form of direct borrowings. These borrowings relate to the merger indebtedness, and other refinanced amounts that were outstanding under the old $45.0 million revolving credit agreement. At September 30, 1999, the Company had $43.6 million available through committed short-term credit facilities, of which $19.0 million was outstanding at that date in the form of direct borrowings and letters of credit.

  The Company has filed a protective claim with the Internal Revenue Service. The nature of the claim involves monies the Company believes it is due from the government relating to the research and development tax credit for fiscal years 1991 through 1998. Although the Company has been working on quantifying the amount of the credit, the final tax refund amount has not yet been determined. Based on a preliminary review of the information available, the ultimate refund amount may have a significant and positive effect on the Company's overall liquidity.

Year 2000 Readiness

  The following discussion of the Year 2000 issue contains numerous "forward-looking statements". See "Forward-Looking Statements and Other Safe Harbor Applications", below, for a discussion of factors to be considered in reading forward-looking statements.

  This discussion of "Year 2000" (or "Y2K") relates to the possible inability of computers, hardware or software to perform properly because they are unable to interpret date information correctly after December 31, 1999, and includes all of the associated consequences of such failures on the Company's operations. If not corrected, such situations could result in computer-system failures or miscalculations causing disruptions in the Company's operations, including a temporary inability to process transactions, pay employees, vendors and subcontractors, send invoices or engage in similar, normal business activities.

 The Year 2000 Task Force

  The Company began its assessment of its Year 2000 readiness during fiscal 1997. In that year the Company organized a Year 2000 task force comprised primarily of Company employees. The Company identified four information technology ("IT") and non-IT business areas for which Y2K compliance is critical to the normal and routine operations of the Company. These business areas were: (1) internally developed computer software; (2) commercial off-the-shelf software; (3) computer hardware; and (4) facilities-related applications and processes, such as telecommunications and equipment with embedded chips.

 Financial and Accounting Systems

  Also included in the Company's Year 2000 compliance program are the hardware, software, and other applications issues relating to the Company's financial and accounting systems. In 1997 the Company embarked upon a completely separate initiative (referred to as the "Global Financial Systems Project") to migrate most of its existing financial and accounting systems to a single accounting system, which eventually will be utilized by all of the Company's operations worldwide. Most of the Company's U.S. operations were migrated to the Global Financial Systems Project during 1999. The Global Financial Systems Project utilizes commercial off-the-shelf software with internally developed program interfaces. Based on assurances from the third party provider of the commercial off-the-shelf software, and discussions with the third party consultants employed by the Company to assist in the system conversion, the Company believes its Global Financial Systems Project is Y2K compliant. The critical operational elements of the financial and accounting systems have been tested and their Y2K readiness has been verified. The critical financial, accounting and payroll applications in the United Kingdom, Ireland, Europe and India, have been tested and remediated, and the Y2K compliant versions of most critical software applications are operational.

 The Year 2000 Program

  The Company's systems and hardware components have been through a rigorous process to address the Y2K problem. This process involved the following phases: inventory, assessment, remediation, testing and implementation. In addition, a contingency plan for critical business applications and continuing project operations is in place. The Year 2000 program also includes a transition plan for the rollover period from 1999 to 2000. Included in this transition plan are data backup, shutdown and startup, and a network of command centers, which will be operational through the year 2000.

 Third Party Compliance

  The Company continues to evaluate the possible effects of the Y2K issue on its clients, suppliers, subcontractors and vendors. Although the possible effects of the Y2K issue on these parties are beyond the control of the Company, the Company has initiated and maintained a process to communicate with these parties to inform them of the Company's Y2K strategy and to determine their own Y2K strategy and progress. Third party vendors have also been notified of their responsibility and contractual clauses incorporated in procurement documents.

 Cost of the Year 2000 Program

  The Company estimates the total cost of its Y2K compliance program at approximately $4.0 million. This estimate consists of both internal and external costs, and includes a maximum of $2.0 million for new hardware and software, although a substantial portion of such new hardware and software would have been purchased by the Company through the regular and routine upgrading of systems. Such hardware and software will be capitalized and depreciated over the estimated useful lives of the related assets. All other expenditures will be charged to expense. As of September 30, 1999, the Company had spent most of its estimated budget.

 Progress of the Year 2000 Program

  As of September 30, 1999, the Company was actively engaged in one or more compliance phases with respect to each of the four business areas described above. Although there can be no guarantee of complete readiness by the Year 2000, the Company believes each of the business areas described above is substantially Y2K compliant, such that further remediation and testing, if any, will not be significant to its operations. However, as discussed above, the Company is in the contingency planning phase of its Y2K compliance program. In the event the Company does not complete its program, or fails to properly identify and modify critical business applications, there may be an interruption to the Company's business that may have a materially adverse effect on its future financial condition and results of operations. In addition, Y2K-related disruptions in the economy in general may also have a materially adverse effect on its future financial condition and results of operations.

 Risks

  The failure to identify and correct a Y2K problem could result in an interruption in, or failure of, certain normal business activities or operations. The Company does not expect such failures to have a materially adverse effect on its results of operations or financial condition. However, because of the general uncertainty about Year 2000 readiness throughout the world economy, which results in uncertainties regarding the readiness of the Company's vendors, contractors and clients, the Company is currently unable to determine whether Y2K problems may have a materially adverse effect on its results of operations or financial condition. As the Company's Y2K compliance program progresses, the level of uncertainty about this matter is being reduced, especially as to uncertainties about the Company's own degree of Y2K compliance and the compliance of its suppliers, contractors and clients.

 Worst Case Scenario

  It is not presently possible to describe a reasonably likely "worst case Year 2000 scenario" without making numerous assumptions. The Company presently believes that a most likely worst case scenario would make it necessary for the Company to replace some suppliers or contractors, rearrange some work plans, or interrupt some office and field activities. Assuming this scenario is correct, the Company does not believe that such circumstances would have a materially adverse effect on its financial condition or results of operations, even if additional costs to correct unanticipated compliance failures are incurred.

 Contingency Plans

  The Company currently has contingency plans in place in the event it does not complete all phases of its Y2K compliance program by December 31, 1999, or in the event unidentified issues cause business disruptions. The Company has identified the critical business areas, and specific contingency plans have been developed. The resources, critical elements, and activating mechanisms for the contingency plans are in place. The Company continues to monitor carefully the progress of its Y2K program and its state of readiness on a regular basis. The Company's contingency plans were based on its best estimates of numerous factors, which, in turn were derived by relying on numerous assumptions about future events. However, there can be no assurance that these assumptions or estimates will have been correctly made, or that the Company will have anticipated all relevant factors, or that there will not be a delay in or increased costs associated with the Company's Y2K program. Any delay in implementation of the Y2K program could affect the Company's Y2K readiness. Specific factors that might cause the actual outcome to differ from the projected outcome include, without limitation, the continued availability of personnel and consultants trained in the computer programming skills necessary for remediation of Y2K problems, the ability to locate and correct all relevant computer codes and embedded software, timely responses by third parties, including suppliers, contractors and clients, and the ability to implement interfaces between new systems and systems not being replaced.

  The foregoing discussion regarding the Y2K issue is a "Year 2000 Readiness Disclosure" as that term is discussed in the Year 2000 Information and Readiness Disclosure Act of 1998.

Current Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 -- Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). As amended by Statement of Financial Accounting Standards No. 137 -- Accounting for Derivative Instruments and Hedging Activities Deferral of the Effective Date of FASB Statement No. 133 ("SFAS 137"), SFAS 133 is effective for all fiscal quarters of all fiscal years beginning after June 2000. SFAS 133 requires recognition of all derivative instruments as either assets or liabilities. Gain or loss recognition is determined based on the intended use and resulting designation of the derivative instrument.

  At September 30, 1999, the Company had no significant derivative financial instruments. Therefore, as of September 30, 1999, SFAS 133 would have had no material impact on the Company's financial position or results of operations.

Forward-Looking Statements and Other Safe Harbor Applications

  Statements included in this Management's Discussion and Analysis that are not based on historical facts are "forward-looking statements", as that term is discussed in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current estimates, expectations and projections about the issues discussed, the industries in which the Company operates and the services it provides. By their nature, such forward-looking statements involve risks and uncertainties. The Company cautions the reader that a variety of factors could cause business conditions and results to differ materially from what is contained in its forward-looking statements. These factors include, but are not necessarily limited to, the following: increase in competition by foreign and domestic competitors; availability of qualified engineers and other professional staff needed to execute contracts; the timing of new awards and the funding of such awards; the ability of the Company to meet performance or schedule guarantees; cost overruns on fixed, maximum or unit priced contracts; the outcome of pending and future litigation and governmental proceedings; the cyclical nature of the individual markets in which the Company's customers operate; the successful closing and/or subsequent integration of any merger or acquisition transaction; the amount of any contingent consideration the Company may be required to pay in the future in connection with the Sverdrup merger (including the availability of financing that may be required); and the Company's success in dealing with the Year 2000 issues discussed above under "Year 2000 Readiness". The preceding list is not all-inclusive, and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this Management's Discussion and Analysis should also read the Company's most recent Annual Report on Form 10-K for a further description of the Company's business, legal proceedings and other information that describes factors that could cause actual results to differ from such forward-looking statements.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                          September 30, 1999 and 1998
                    (In thousands, except share information)

                                                             1999       1998
                                                          ----------  --------
ASSETS
Current Assets:
 Cash and cash equivalents............................... $   53,482  $101,328
 Marketable securities...................................        --     16,482
 Receivables.............................................    586,005   394,841
 Deferred income taxes...................................     76,405    45,419
 Prepaid expenses and other..............................     13,728     7,937
                                                          ----------  --------
  Total current assets...................................    729,620   566,007
                                                          ----------  --------
Property, Equipment and Improvements, Net................    139,653   100,565
                                                          ----------  --------
Other Noncurrent Assets:
 Goodwill, net...........................................    245,451    77,246
 Other...................................................    105,462    63,671
                                                          ----------  --------
  Total other noncurrent assets..........................    350,913   140,917
                                                          ----------  --------
                                                          $1,220,186  $807,489
                                                          ==========  ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Notes payable........................................... $    9,465  $    217
 Accounts payable........................................    186,287   101,846
 Accrued liabilities.....................................    281,967   161,552
 Customers' advances in excess of related revenues.......     93,303    85,049
 Income taxes payable....................................     13,960    19,684
                                                          ----------  --------
  Total current liabilities..............................    584,982   368,348
                                                          ----------  --------
Long-term Debt...........................................    135,371    26,221
                                                          ----------  --------
Other Deferred Liabilities...............................     44,988    35,170
                                                          ----------  --------
Minority Interests.......................................      6,128     6,345
                                                          ----------  --------
Commitments and Contingencies
Stockholders' Equity:
 Capital stock:
  Preferred stock, $1 par value, authorized -- 1,000,000
   shares, issued and outstanding -- none................        --        --
  Common stock, $1 par value, authorized -- 60,000,000
   shares, issued and outstanding -- 26,142,992 shares in
   1999; issued -- 25,866,798 shares in 1998.............     26,143    25,867
 Additional paid-in capital..............................     68,049    55,698
 Retained earnings.......................................    358,958   300,296
 Accumulated other comprehensive loss....................     (3,595)   (1,800)
                                                          ----------  --------
                                                             449,555   380,061
 Unearned compensation...................................       (838)   (1,056)
 Common stock in treasury, at cost (254,028 shares in
  1998)..................................................        --     (7,600)
                                                          ----------  --------
  Total stockholders' equity.............................    448,717   371,405
                                                          ----------  --------
                                                          $1,220,186  $807,489
                                                          ==========  ========

        See the accompanying Notes to Consolidated Financial Statements.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
             For the Years Ended September 30, 1999, 1998 and 1997
                  (In thousands, except per share information)

                                            1999         1998         1997
                                         -----------  -----------  -----------
Revenues................................ $ 2,875,007  $ 2,101,145  $ 1,780,616
                                         -----------  -----------  -----------
Costs and Expenses:
 Direct costs of contracts..............  (2,477,678)  (1,830,618)  (1,546,898)
 Selling, general and administrative
  expenses..............................    (289,034)    (184,043)    (160,157)
                                         -----------  -----------  -----------
Operating Profit........................     108,295       86,484       73,561

Other Income (Expense):
 Interest income........................       3,031        5,092        5,185
 Interest expense.......................      (8,767)      (2,356)      (2,226)
 Miscellaneous income (expense), net....       1,963         (436)         929
                                         -----------  -----------  -----------
  Total other income (expense)..........      (3,773)       2,300        3,888
                                         -----------  -----------  -----------
Earnings Before Taxes...................     104,522       88,784       77,449
Income Tax Expense......................     (39,077)     (34,399)     (30,554)
                                         -----------  -----------  -----------
Net Earnings............................ $    65,445  $    54,385  $    46,895
                                         ===========  ===========  ===========
Net Earnings Per Share:
 Basic.................................. $      2.54  $      2.12  $      1.82
 Diluted................................ $      2.47  $      2.08  $      1.80
                                         ===========  ===========  ===========




        See the accompanying Notes to Consolidated Financial Statements.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
             For the Years Ended September 30, 1999, 1998 and 1997
                                 (In thousands)

                                                      1999     1998     1997
                                                     -------  -------  -------
Net Earnings........................................ $65,445  $54,385  $46,895
                                                     -------  -------  -------
Other Comprehensive Income (Loss):
 Unrealized gains (losses) on securities............   3,470     (188)    (846)
 Foreign currency translation adjustments...........  (3,946)      (9)  (3,444)
                                                     -------  -------  -------
Other Comprehensive Loss Before Income Taxes........    (476)    (197)  (4,290)
Income Tax (Expense) Benefit Relating To Other
 Comprehensive Income (Loss)........................  (1,319)      75      339
                                                     -------  -------  -------
Other Comprehensive Loss............................  (1,795)    (122)  (3,951)
                                                     -------  -------  -------
Total Comprehensive Income.......................... $63,650  $54,263  $42,944
                                                     =======  =======  =======





        See the accompanying Notes to Consolidated Financial Statements.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             For the Years Ended September 30, 1999, 1998 and 1997
                                 (In thousands)

                                                    1999      1998      1997
                                                  --------  --------  --------
Common Stock:
 Balance at the beginning of the year............ $ 25,867  $ 25,811  $ 25,745
 Issuances from stock option exercises...........      399       103       133
 Repurchases from stock option exercises.........     (131)      (59)      (73)
 Issuances of restricted stock...................        8        12         6
                                                  --------  --------  --------
 Balance at the end of the year..................   26,143    25,867    25,811
                                                  --------  --------  --------
Additional Paid-in Capital:
 Balance at the beginning of the year............   55,698    52,186    49,191
 Stock option exercises, including the related
  income tax benefits............................   12,399     3,521     3,285
 Repurchases of common stock from stock option
  exercises......................................     (293)     (353)     (446)
 Issuances of restricted stock...................      245       344       156
                                                  --------  --------  --------
 Balance at the end of the year..................   68,049    55,698    52,186
                                                  --------  --------  --------
Retained Earnings:
 Balance at the beginning of the year............  300,296   249,791   207,639
 Net earnings....................................   65,445    54,385    46,895
 Income tax benefits related to stock option
  exercises......................................   (1,618)   (2,272)   (2,847)
 Repurchases of common stock from stock option
  exercises......................................   (5,165)   (1,608)   (1,896)
                                                  --------  --------  --------
 Balance at the end of the year..................  358,958   300,296   249,791
                                                  --------  --------  --------
Accumulated Other Comprehensive Income (Loss):
 Balance at the beginning of the year............   (1,800)   (1,678)    2,273
 Foreign currency translation adjustments........   (3,946)       (9)   (3,444)
 Net unrealized gains (losses) on securities.....    2,151      (113)     (507)
                                                  --------  --------  --------
 Balance at the end of the year..................   (3,595)   (1,800)   (1,678)
                                                  --------  --------  --------
Unearned Compensation:
 Balance at the beginning of the year............   (1,056)   (1,066)   (1,234)
 Issuances of restricted stock, net of the
  related amortization...........................      218        10       168
                                                  --------  --------  --------
 Balance at the end of the year..................     (838)   (1,056)   (1,066)
                                                  --------  --------  --------
Treasury Stock, at Cost:
 Balance at the beginning of the year............   (7,600)     (736)     (227)
 Purchases of common stock for treasury..........      --    (18,046)  (12,075)
 Reissuances of treasury stock from stock option
  exercises......................................    7,600    11,182    11,566
                                                  --------  --------  --------
 Balance at the end of the year..................      --     (7,600)     (736)
                                                  --------  --------  --------
Total Stockholders' Equity....................... $448,717  $371,405  $324,308
                                                  ========  ========  ========

        See the accompanying Notes to Consolidated Financial Statements.

                 JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Years Ended September 30, 1999, 1998 and 1997
                                 (In thousands)

                                                   1999       1998      1997
                                                 ---------  --------  --------
Cash Flows from Operating Activities:
 Net earnings................................... $  65,445  $ 54,385  $ 46,895
 Adjustments to reconcile net earnings to net
 cash flows from operations:
  Depreciation and amortization.................    31,586    23,184    19,626
  Amortization of deferred gains................        --      (205)     (820)
  Gains on sales of assets......................    (3,986)   (8,577)     (742)
  Changes in assets and liabilities, excluding
  the effects of businesses acquired:
   Receivables..................................   (10,897)  (25,135)  (34,849)
   Prepaid expenses and other current assets....       476     6,010      (416)
   Accounts payable.............................    17,035    10,076       783
   Accrued liabilities..........................    25,107    16,757    18,537
   Customers' advances..........................   (30,879)    7,384    (1,685)
   Income taxes payable.........................    (5,370)   11,280      (932)
  Deferred income taxes.........................    (7,195)   (5,067)   (2,784)
  Other, net....................................       470       366       330
                                                 ---------  --------  --------
 Net cash provided by operating activities......    81,792    90,458    43,943
                                                 ---------  --------  --------
Cash Flows from Investing Activities:
 Additions to property and equipment............   (38,970)  (46,335)  (28,025)
 Disposals of property and equipment............     4,926    26,766       289
 Net (increase) decrease in other noncurrent
 assets.........................................    (4,868)    8,620   (16,780)
 Purchases of marketable securities.............    (1,800)   (5,386)  (20,000)
 Proceeds from sales of marketable securities...    18,282    10,034     1,837
 Purchases of investments.......................    (1,442)   (3,319)   (4,491)
 Proceeds from sales of investments.............     4,285       --        936
 Acquisitions of businesses, net of cash
 acquired.......................................  (201,052)      --     (3,307)
                                                 ---------  --------  --------
 Net cash used for investing activities.........  (220,639)   (9,620)  (69,541)
                                                 ---------  --------  --------
Cash Flows from Financing Activities:
 Exercises of stock options, including the
 related income tax benefits....................    14,667    11,496    10,970
 Purchases of common stock for treasury.........       --    (18,046)  (12,075)
 Proceeds from long-term borrowings.............   170,220       --     21,415
 Repayments of long-term borrowings.............   (97,027)  (29,264)      --
 Net change in short-term borrowings............     9,141    (1,257)      --
 Other, net.....................................    (2,652)    1,639       --
                                                 ---------  --------  --------
 Net cash provided (used) by financing
 activities.....................................    94,349   (35,432)   20,310
                                                 ---------  --------  --------
Effect of Exchange Rate Changes.................    (3,348)      (70)   (1,585)
                                                 ---------  --------  --------
(Decrease) increase in Cash and Cash
 Equivalents....................................   (47,846)   45,336    (6,873)
Cash and Cash Equivalents at Beginning of
 Period.........................................   101,328    55,992    62,865
                                                 ---------  --------  --------
Cash and Cash Equivalents at End of Period...... $  53,482  $101,328  $ 55,992
                                                 =========  ========  ========

        See the accompanying Notes to Consolidated Financial Statements.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Accounting Policies

 Basis of Presentation

  The consolidated financial statements include the accounts of Jacobs Engineering Group Inc. and its subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the September 30, 1999 presentation.

 Description of the Business

  The Company's principal business is to provide professional engineering, design, and architectural services, scientific and technical support services, construction and construction management services, and plant maintenance services to its industrial, commercial and government clients. The Company provides its services from offices located primarily throughout the United States, Europe, India and Australia. The Company provides its services under cost-reimbursable, cost-reimbursable with a guaranteed maximum, and fixed-price contracts. The percentage of revenues realized from each of these types of contracts in each of the years ended September 30, 1999, 1998 and 1997 was as follows:

                                                                  1999  1998  1997
                                                                  ----  ----  ----
   Cost-reimbursable.............................................  73%   81%   82%
   Fixed-price...................................................  22    18    16
   Guaranteed maximum............................................   5     1     2

 Revenue Accounting for Contracts

  In general, the Company recognizes revenues at the time services are performed. On cost-reimbursable contracts, revenue is recognized as costs are incurred, and includes applicable fees earned through the date services are provided. On fixed-price contracts, revenues are recorded using the percentage-of-completion method of accounting by relating contract costs incurred to date to total estimated contract costs at completion. Contract costs may include both direct and indirect costs. Contract losses are provided for in their entirety in the period they become known, without regard to the percentage-of-completion.

  Some of the Company's contracts with the U.S. federal government, as well as certain contracts with commercial clients, provide that contract costs (including indirect costs) are subject to audit and adjustment. For all such contracts, revenues have been recorded at the time services were performed based upon those amounts expected to be realized upon final settlement.

  As is common in the industry, the Company executes certain contracts jointly with third parties through partnerships and joint ventures. For certain of these contracts, the Company recognizes its proportionate share of venture revenues, costs and operating profit in its consolidated statements of earnings.

  When the Company is directly responsible for subcontractor labor, or third-party material and equipment, the Company reflects the costs of such items in both revenues and costs. On other projects, where the client elects to pay for such items directly and the Company has no associated responsibility for such items, these amounts are not reflected in either revenues or costs.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


 Cash Equivalents

  The Company considers all highly liquid investments with original maturities of less than three months as cash equivalents. Cash equivalents at September 30, 1999 and 1998 consisted primarily of time certificates of deposit.

 Marketable Securities and Investments

  The Company's investments in equity and debt securities are classified as trading securities, held-to-maturity securities or available-for-sale securities. Management determines the appropriate classification of all its investments at the time of purchase and reviews such designations at each balance sheet date.

  Trading securities are recorded at fair value and shown as "Marketable securities" in the consolidated balance sheets. Changes in fair value of trading securities are recognized in earnings in the period in which the change occurs and is included in "Miscellaneous income (expense), net" in the accompanying consolidated statements of earnings.

  Held-to-maturity securities and available-for-sale securities are included as long-term investments in "Other noncurrent assets" in the consolidated balance sheets. Held-to-maturity securities are carried at cost, or amortized cost, adjusted for the amortization (accretion) of any related premiums (discounts) over the estimated remaining period until maturity. Marketable equity securities that are not held for trading, and debt securities that are not classified as held-to-maturity, are classified as available-for-sale securities. Securities designated as available-for-sale are recorded at fair value. Changes in the fair value of securities available-for-sale are recorded in the "Accumulated Other Comprehensive Income (Loss)" section of stockholders' equity as unrealized gains or losses, net of the related tax effect.

 Receivables and Customers' Advances

  Included in receivables at September 30, 1999 and 1998 were recoverable amounts under contracts in progress of $240,964,600 and $106,072,200, respectively. These represent amounts earned under contracts in progress but not billable at the respective balance sheet dates. These amounts become billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project. Included in these unbilled receivables at September 30, 1999 and 1998 were contract retentions totaling $7,965,100 and $11,808,000, respectively. The Company anticipates that substantially all of such unbilled amounts will be billed and collected over the next twelve months.

  Customers' advances in excess of related revenues represent cash collected from clients on contracts in advance of revenues earned thereon, as well as billings to clients in excess of costs and earnings on uncompleted contracts. The Company anticipates that substantially all such amounts will be earned over the next twelve months.

 Property, Equipment and Improvements

  Property, equipment and improvements are stated at cost in the accompanying consolidated balance sheets. Depreciation and amortization of property and equipment is computed primarily by using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the lesser of the life of the asset or the remaining term of the related lease. Estimated useful lives range from 20 to 40 years for buildings, from 3 to 10 years for equipment and from 4 to 10 years for leasehold improvements.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


 Goodwill

  Goodwill represents the excess of the purchase price paid over the fair value of the net assets of acquired companies and is being amortized against earnings using the straight-line method over periods not exceeding 40 years. The carrying value of goodwill is reviewed for recoverability, and if there are indications of impairment, the Company assesses any potential impairment based upon undiscounted cash flow forecasts. No impairment losses have been recognized in any of the periods presented. Goodwill is shown in the accompanying consolidated balance sheets net of accumulated amortization of $14,816,800 and $9,317,300 at September 30, 1999 and 1998, respectively.

 Earnings Per Share

  The Company adopted Statement of Financial Accounting Standards No. 128 -- Earnings per Share ("SFAS 128") effective with the first quarter of fiscal
1998 ending December 31, 1997, and accordingly restated prior period earnings per share ("EPS") data. Basic EPS was computed by dividing net earnings by the weighted average number of shares of common stock outstanding for the period. Diluted EPS gives effect to all dilutive securities that were outstanding during the period. The Company's dilutive securities consisted solely of nonqualified stock options.

 Stock-based Compensation

  The Company accounts for stock issued to employees and outside directors in accordance with APB Opinion No. 25 -- Accounting for Stock Issued to Employees ("APB 25"). Accordingly, no compensation cost has been recorded in connection with grants of stock options. With respect to the issuance of restricted stock, unearned compensation expense equivalent to the market value of the stock issued on the date of grant is charged to stockholders' equity and subsequently amortized against earnings over the periods during which the restrictions lapse. During fiscal years 1999, 1998 and 1997, the Company recognized compensation expense on restricted stock of $470,300, $366,300 and $329,900, respectively.

 Concentrations of Credit Risk, Uncertainties and Use of Estimates

  The Company's cash balances and short-term investments are maintained in accounts held by major banks and financial institutions located primarily in the United States and Europe. In the normal course of its business and consistent with industry practices, the Company grants credit to its clients without requiring collateral. Concentrations of credit risk is the risk that, if the Company extends a significant portion of its credit to clients in a specific geographical area or industry, the Company may experience disproportionately high levels of default, if those clients are adversely affected by factors particular to their geographic area or industry. Concentrations of credit risk relative to trade receivables are limited due to the Company's diverse client base, which includes the federal government and multi-national corporations operating in a broad range of industries and geographic areas. Additionally, in order to mitigate credit risk, the Company continually evaluates the credit worthiness of its major commercial clients.

  In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the dates of the balance sheets and revenues and expenses for the periods covered. The more significant estimates affecting amounts reported in the consolidated financial statements relate to revenues under long-term construction contracts and self-insurance accruals. Actual results could differ significantly from those estimates and assumptions.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


2. Earnings Per Share

  The following table reconciles the denominator used to compute basic EPS to the denominator used to compute diluted EPS (in thousands):

                                                            1999   1998   1997
                                                           ------ ------ ------
   Weighted average shares outstanding (denominator used
    to compute Basic EPS)................................  25,803 25,689 25,727
   Effect of employee and outside director stock options.     675    407    262
                                                           ------ ------ ------
   Denominator used to compute Diluted EPS...............  26,478 26,096 25,989
                                                           ====== ====== ======

  The weighted average number of shares outstanding for fiscal years 1998 and 1997 exclude common shares in treasury.

3. Business Combinations

  On January 14, 1999, the Company completed its Agreement and Plan of Merger with Sverdrup Corporation ("Sverdrup"). Sverdrup provides engineering, architecture, construction and scientific and technical support services for the development, design, construction and operation of capital facilities, infrastructure projects and advanced technical systems for public and private sector clients in the United States and internationally. Sverdrup employs more than 5,600 people in 35 offices.

  Under the terms of the merger agreement, at closing, a wholly-owned subsidiary of the Company ("Merger Subsidiary") was merged with and into Sverdrup. Thereupon, each outstanding share of common stock of Sverdrup was converted into the right to receive a proportional share of the total amount of initial merger consideration of $198.0 million paid at closing. Each outstanding share of common stock of Sverdrup will also receive a proportional amount of any additional merger consideration that may be paid in the future ("Deferred Merger Consideration"). Amounts payable as Deferred Merger Consideration, if any, will be payable shortly after each of the first three anniversaries of the date of the merger agreement, and is contingent upon the Company's stock price exceeding certain price thresholds as defined in the merger agreement. The total amount payable as Deferred Merger Consideration is limited to a maximum of $31.0 million. After the merger and conversion, the Merger Subsidiary ceased to exist, and Sverdrup survives as a new, wholly-owned subsidiary of the Company. The terms of the merger were arrived at by arms-length negotiations between the parties.

  Of the total initial merger consideration of $198.0 million paid at closing, $10.0 million was paid into an escrow account, the purpose of which will be to settle certain claims or disputes relating to certain contracts and litigation matters identified in the merger agreement.

  The initial merger consideration was financed in part by a new, $230.0 million revolving credit facility obtained by the Company from a group of banks. Amounts borrowed under this facility initially were used to fund that portion of the initial merger consideration not financed using existing internal funds, and the repayment of certain Sverdrup indebtedness existing at closing.

  The acquisition has been accounted for as a purchase. Accordingly, the purchase price has been allocated to the assets and liabilities acquired based on their estimated fair values. The purchase price allocation, which may be adjusted further, resulted in goodwill of approximately $176.3 million, which is being amortized in accordance with the Company's accounting policies.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  The following unaudited pro forma financial information presents the combined results of operations of Jacobs and Sverdrup, after giving effect to certain adjustments, including amortization of goodwill, additional interest expense, and related income tax effects, and assuming the acquisition occurred at the beginning of the periods presented. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had Jacobs and Sverdrup constituted a single entity during such periods (in thousands, except per share data):

                                                          Years Ended September
                                                                   30,
                                                          ---------------------
                                                             1999       1998
                                                          ---------- ----------
                                                                Unaudited
   Pro forma revenues.................................... $3,134,579 $3,097,627
   Pro forma net earnings................................ $   65,905 $   51,278
   Pro forma earnings per share:
    Basic................................................ $     2.55 $     2.00
    Diluted.............................................. $     2.49 $     1.96
                                                          ========== ==========

  In February 1997, the Company acquired for cash certain physical assets and contracts of an engineering business with operations in Denver, Colorado and Santiago, Chile. Also in February 1997, the Company increased, in a cash transaction, its ownership interest from 40% to 51% in an affiliated entity headquartered in Mumbai, India (this interest was increased to 70% in a cash transaction in September 1997). In April 1997, the Company acquired for cash and notes certain assets and liabilities of an engineering business headquartered in Green Bay, Wisconsin. Finally, in July 1997, the Company completed the acquisition of the remaining interests of several engineering and construction companies comprising the Serete Group, which is headquartered in France. The sum of the individual purchase prices totalled $29,781,500. Each of these acquisitions has been accounted for as a purchase, and the results of operations of each acquired business have been included in the Company's consolidated results of operations since the respective dates of acquisition. The purchase price allocations resulted in goodwill of approximately $39,036,000.

4. Marketable Securities and Investments

  Included in marketable securities at September 30, 1998 was a $16,059,200 deposit with a U.S. bank made under a managed investment program. During the first quarter of fiscal 1999, the Company liquidated this portfolio of marketable debt securities for approximately $16,500,000.

  At September 30, 1999, the Company had available-for-sale securities of $9,716,300 which are included in "Other Noncurrent Assets", for which a net unrealized gain of $2,151,200 was recorded in stockholders' equity. At September 30, 1998, the Company had available-for-sale securities of $118,900 and recorded net unrealized losses of $113,100 in its stockholders' equity.

  The following table summarizes certain information regarding the Company's available-for-sale equity securities at September 30, 1999 and 1998, and for each of the years then ended (in thousands):

                                                                     1999  1998
                                                                    ------ ----
   Total cost (specific identification method)..................... $6,246 $117
   Gross unrealized gains..........................................  3,470    2
   Estimated fair value............................................  9,716  119
   Gross realized gains............................................  3,648  --
   Gross proceeds from sales.......................................  4,285  --

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


5. Property, Equipment and Improvements, Net

  Property, equipment and improvements consisted of the following at September 30, 1999 and 1998 (in thousands):

                                                             1999       1998
                                                           ---------  ---------
   Land................................................... $  14,407  $  11,416
   Buildings..............................................    47,313     33,440
   Equipment..............................................   164,538    133,379
   Leasehold improvements.................................    18,913     10,642
   Construction in progress...............................    10,419     12,595
                                                           ---------  ---------
                                                             255,590    201,472
   Accumulated depreciation and amortization..............  (115,937)  (100,907)
                                                           ---------  ---------
                                                           $ 139,653  $ 100,565
                                                           =========  =========

  Operating expenses include provisions for depreciation and amortization of $26,259,500, $20,847,500 and $18,217,100 for fiscal 1999, 1998 and 1997, respectively.

6. Borrowings

 Short-term Credit Arrangements

  At September 30, 1999, the Company had approximately $43,558,000 available through multiple bank lines of credit, under which the Company may borrow on an overdraft or short-term basis. Interest under these lines is determined at the time of borrowing based on the banks' prime or base rates, rates paid on certificates of deposit, the banks' actual costs of funds or other variable rates. Most of the agreements require the payment of a fee based on the amount of the facility. The Company is also required to maintain certain minimum levels of working capital and net worth. Three of the agreements limit borrowings by the amount of letters of credit outstanding under the respective agreements. Borrowings under the lines are generally unsecured, and the lines extend through the second and third fiscal quarters of 2000.

  Other information regarding the lines of credit for the years ended September 30, 1999, 1998 and 1997 follows (dollars in thousands):

                                                        1999     1998    1997
                                                       -------  ------  ------
   Amount outstanding at year end..................... $ 6,868  $  217  $1,317
   Weighted average interest rate at year end.........     6.5%   24.6%   8.23%
   Weighted average borrowings outstanding during the
    year.............................................. $ 2,295  $  537  $  183
   Weighted average interest rate during the year.....    6.02%  11.54%   9.48%
   Maximum amount outstanding during the year......... $14,210  $3,313  $1,368

  The amount outstanding and the weighted average interest rate at September 30, 1998 related entirely to Chilean peso borrowings by the Company's subsidiary in Chile.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


 Long-term Debt and Credit Arrangements

  Long-term debt consisted of the following at September 30, 1999 and 1998 (in thousands):

                                                                 1999    1998
                                                               -------- -------
   Borrowings under long-term, revolving credit agreements:
     $230.0 Million agreement................................. $118,051 $   --
     $45.0 Million agreement..................................      --   26,221
   Mortgage loans payable.....................................   17,158     --
   Other......................................................    2,759     --
                                                               -------- -------
                                                                137,968
   Less--current maturities (included in "Notes payable" in
    the accompanying consolidated balance sheet)..............    2,597     --
                                                               -------- -------
                                                               $135,371 $26,221
                                                               ======== =======

  Borrowings under the $230,000,000 long-term, revolving credit agreement are unsecured, and bear interest at either fixed rates offered by the banks at the time of borrowing, or at variable rates based on the agent bank's base rate, LIBOR or the latest federal funds rate. The agreement requires the Company to maintain certain minimum levels of net worth, a minimum coverage ratio of certain fixed charges, and a minimum leverage ratio of earnings before interest, taxes, depreciation and amortization to funded debt (all as defined in the agreement). The agreement also restricts the payment of cash dividends and requires the Company to pay a facility fee based on the total amount of the commitment. The agreement expires in March 2004.

  The scheduled maturities of the Company's long-term debt at September 30, 1999 were as follows (in thousands):

   Year ending September 30,
     2000............................................................. $  2,597
     2001.............................................................      596
     2002.............................................................      557
     2003.............................................................      592
     2004.............................................................  118,543
     Thereafter.......................................................   15,083
                                                                       --------
                                                                       $137,968
                                                                       ========

  The Company's $45,000,000 long-term, revolving credit agreement was also unsecured. It was terminated in January 1999 and replaced by the $230,000,000 long-term, revolving credit agreement discussed above.

  The mortgage loans were assumed as a result of the merger with Sverdrup. These mortgage loans relate to, and are secured by, certain real property owned in St. Louis, Missouri, with a weighted average interest rate of 7.76% at September 30, 1999. The properties have a combined net book value of approximately $19,457,000 at September 30, 1999.

  Interest expense for the years ended September 30, 1999, 1998 and 1997 was $8,767,000, $2,356,400 and $2,226,100, respectively. Interest payments made during fiscal 1999, 1998 and 1997 totalled $8,959,500, $2,517,100 and
$1,801,500, respectively.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


7. Pension Plans

  Effective September 30, 1999, the Company adopted Statement of Financial Accounting Standards No. 132 -- Employees' Disclosure about Pensions and Other Postretirement Benefits ("SFAS 132"). SFAS 132 amends existing disclosure requirements, but does not change measurement standards, of pension and other postretirement benefit plans. SFAS 132 standardizes the disclosure requirements for such plans to the extent practicable, and requires disclosures of additional information on changes in benefit obligations and fair values of plan assets.

  Company-only Sponsored Plans

  The Company sponsors various pension plans covering employees of certain U.S. domestic and international subsidiaries. These plans provide pension benefits that are based on the employee's compensation and years of service. The Company's funding policy is to fund the actuarially-determined accrued benefits, allowing for projected compensation increases using the projected unit method.

  The following table sets forth the change in the plans' net benefit obligation for each of the years ended September 30, 1999 and 1998 (in thousands):

                                                               1999      1998
                                                             --------  --------
   Net benefit obligation at the beginning of the year...... $105,857  $ 78,972
   Effect of Sverdrup merger................................  241,749       --
   Service cost.............................................    8,828     2,451
   Interest cost............................................   18,833     6,468
   Participants' contributions..............................    2,449       817
   Actuarial (gains) losses.................................  (13,228)   12,943
   Benefits paid............................................  (13,076)   (4,966)
   Effects of plan amendments...............................   (2,680)      --
   Special termination benefits.............................      592       --
   Settlements..............................................  (23,449)      --
   Other....................................................   (9,000)    9,172
                                                             --------  --------
   Net benefit obligation at the end of the year............ $316,875  $105,857
                                                             ========  ========

  The following table sets forth the change in the plans' assets for each of the years ended September 30, 1999 and 1998 (in thousands):

                               1999      1998
                             --------  --------
   Fair value of plan
    assets at the beginning
    of the year............  $122,449  $ 97,979
   Effect of Sverdrup
    merger.................   220,411       --
   Actual return on plan
    assets.................    13,016    17,893
   Employer contributions..    10,675       --
   Participants'
    contributions..........     2,449       817
   Customer note payment...    (2,000)      --
   Gross benefits paid.....   (36,524)   (4,966)
   Other...................    (9,556)   10,726
                             --------  --------
   Fair value of plan
    assets at the end of
    the year...............  $320,920  $122,449
                             ========  ========

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  In both of the preceding tables, "Other" consists primarily of the effects of exchange rate fluctuations used to translate the information disclosed therein.

  The following table reconciles the funded status of the plans, as well as amounts recognized and not recognized in the accompanying consolidated balance sheets at September 30, 1999 and 1998 (in thousands):

                                                                 1999    1998
                                                                ------  -------
   Funded status at the end of the year........................ $4,045  $16,592
   Unrecognized actuarial (gains) losses.......................  1,246   (4,320)
   Other.......................................................    (75)    (343)
                                                                ------  -------
   Net amount recognized at end of the year.................... $5,216  $11,929
                                                                ======  =======

  Amounts recognized in the accompanying consolidated balance sheets at September 30, 1999 and 1998 consisted of the following (in thousands):

                                                                 1999    1998
                                                                ------- -------
   Prepaid pension asset....................................... $18,704 $11,929
   Accrued benefit liability...................................  13,488     --
                                                                ------- -------
   Net amount recognized at the end of the year................ $ 5,216 $11,929
                                                                ======= =======

  The pension plans have a total, net over-funded status of approximately $4,045,000 and $16,592,000 at September 30, 1999 and 1998, respectively. The
1999 amount is net of two pension plans under operating contracts with the United States government which were under funded by a total of approximately $14,865,000. Included in other assets at September 30, 1999 is $11,059,000 representing the accumulated excess funding of benefits over the amounts reimbursed by the U.S. government in connection with an operating contract.

  The components of net periodic pension cost for each of the years ended September 30, 1999, 1998 and 1997 were as follows (in thousands):

                                                      1999     1998     1997
                                                    --------  -------  -------
   Service costs................................... $  8,857  $ 2,451  $ 1,258
   Interest cost...................................   18,899    6,468    5,624
   Expected return on plan assets..................  (24,957)  (8,259)  (6,824)
                                                    --------  -------  -------
   Net periodic costs, before the effects of
    special termination............................    2,799      660       58
   Special termination.............................      820      --       --
                                                    --------  -------  -------
   Total net periodic pension cost................. $  3,619  $   660  $    58
                                                    ========  =======  =======

  The significant actuarial assumptions used in determining the funded status of the plans were as follows:

                                                           1999      1998  1997
                                                       ------------- ----  ----
   Weighted average discount rate..................... 6.5% to 7.75% 6.5%  8.0%
   Rate of compensation increases.....................  4.0% to 4.5% 4.5%  6.0%
   Expected return on plan assets.....................  7.3% to 9.5% 7.0%  8.5%
                                                       ============= ===   ===

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  Multiemployer Plans

  In the United States, the Company contributes to various trusteed pension plans covering hourly construction employees under industry-wide agreements. Contributions are based on the hours worked by employees covered under these agreements and are charged to direct costs of contracts on a current basis. Information from the plans' administrators is not available to permit the Company to determine its share of unfunded benefits, if any. Company contributions to these plans totalled $3,835,300, $4,025,300 and $2,694,700 for the years ended September 30, 1999, 1998 and 1997, respectively.

8. Savings and Deferred Compensation Plans

  Savings Plans

  The Company maintains savings plans for substantially all of its domestic, nonunion employees, which allow participants to make contributions by salary deduction pursuant to section 401(k) of the Internal Revenue Code. The Company's contributions to these plans totalled $16,044,700, $9,568,700 and $8,710,500, for fiscal 1999, 1998 and 1997, respectively. Company contributions are generally voluntary, and represent a partial matching of employee contributions.

  Deferred Compensation Plans

  The Company's Executive Security Plan ("ESP") and Executive Deferral Plans ("EDP") are nonqualified deferred compensation programs that provide benefits payable to directors, officers and certain key employees or their designated beneficiaries at specified future dates, upon retirement, or death. Benefit payments under both plans are funded by a combination of contributions from participants and the Company, and most of the participants are covered by life insurance policies with the Company designated as the beneficiary. Amounts charged to expense relating to these programs for the years ended September 30, 1999, 1998 and 1997 were $2,394,900, $1,588,800 and $1,672,600, respectively. Included in other deferred liabilities in the accompanying consolidated balance sheets at September 30, 1999 and 1998 was $22,778,800 and $22,847,700, respectively, relating to the ESP and EDP plans.

9. Stock Purchase and Stock Option Plans

  Stock Purchase Plan

  The Company's 1989 Employee Stock Purchase Plan (the "1989 ESPP") provides for the granting of options to participating employees to purchase shares of the Company's common stock. The participants' purchase price is the lower of 90% of the common stock's closing market price on either the first or last day of the option period (as defined). A summary of shares issued through the 1989 ESPP for the years ended September 30, 1999, 1998 and 1997 follows:

                                                 1999        1998       1997
                                              ----------- ---------- ----------
   Aggregate purchase price.................. $10,306,530 $7,495,590 $7,067,700
   Shares purchased..........................     385,017    302,514    325,110
                                              ----------- ---------- ----------

  At September 30, 1999, there were 807,949 shares reserved for issuance under the 1989 ESPP.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  Stock Option Plan

  The Company has an incentive stock plan (the "1981 Plan") which provides for the issuance of shares of common stock to employees and outside directors. The Company may grant four types of incentive awards under the 1981 Plan: incentive stock options, nonqualified stock options, stock appreciation rights and restricted stock. At September 30, 1999, there were 2,651,481 shares of common stock reserved for issuance under the 1981 Plan.

  The following is a summary of the transactions under the 1981 Plan for each of the years ended September 30, 1999, 1998 and 1997:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Options    Price
                                                             ---------  --------
   Outstanding at September 30, 1996........................ 1,789,323   $21.69
   Granted..................................................   472,000    22.66
   Exercised................................................  (270,969)   15.35
   Cancelled or expired.....................................   (61,520)   20.46
                                                             ---------   ------
   Outstanding at September 30, 1997........................ 1,928,834    22.85
   Granted..................................................   577,500    28.80
   Exercised................................................  (216,904)   18.78
   Cancelled or expired.....................................   (74,980)   23.50
                                                             ---------   ------
   Outstanding at September 30, 1998........................ 2,214,450    24.79
   Granted..................................................   611,000    34.62
   Exercised................................................  (306,819)   23.55
   Cancelled or expired.....................................   (18,400)   26.31
                                                             ---------   ------
   Outstanding at September 30, 1999........................ 2,500,231    27.33
                                                             =========   ======

  Certain other information regarding the Company's stock options follows:

                                      1999            1998            1997
                                 --------------- --------------- --------------
At September 30:
 Range of exercise prices for
  options outstanding........... $16.58 - $37.36 $16.58 - $31.94 $5.31 - $28.56
 Options exercisable............         994,681         907,900        807,034
 Options available for grant....         151,250         748,850      1,266,370
For the fiscal year ended:
 Range of prices for options
  exercised..................... $16.58 - $28.79 $ 5.31 - $27.88 $7.94 - $27.88
 Weighted average fair value of
  options granted...............          $17.33          $13.79         $10.83
                                 --------------- --------------- --------------

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  The following table presents information regarding options outstanding and exercisable at September 30, 1999:

                                                                    Options
                                      Options Outstanding         Exercisable
                                 ------------------------------ ----------------
                                            Weighted
                                             Average
                                            Remaining  Weighted         Weighted
                                           Contractual Average          Average
     Range  of                                Life     Exercise         Exercise
   Exercise Prices                Number   (in years)   Price   Number   Price
   ---------------               --------- ----------- -------- ------- --------
   $16.58 - $20.61..............   386,831     4.4      $19.52  242,931  $19.13
   $20.72 - $25.84..............   712,300     5.2      $23.43  417,600  $23.27
   $26.88 - $28.79..............   577,600     6.8      $27.89  286,100  $27.94
   $29.38 - $37.36..............   823,500     9.2      $33.99   48,050  $31.83
                                 ---------     ---      ------  -------  ------
                                 2,500,231     6.8      $27.33  994,681  $24.01
                                 =========     ===      ======  =======  ======

  Options outstanding at September 30, 1999 consisted entirely of nonqualified stock options. The 1981 Plan allows participants to satisfy the exercise price on exercises of stock options by tendering to the Company shares of the Company's common stock already owned by the participants. Shares so tendered are retired and canceled by the Company and are shown as repurchases of common stock in the accompanying consolidated statements of stockholders' equity.

  During the years ended September 30, 1999, 1998 and 1997, the Company issued 8,000, 12,000 and 5,500 shares, respectively, of restricted stock under the 1981 Plan. The restrictions generally relate to the recipient's ability to sell or otherwise transfer the stock. There are also restrictions that subject the stock to forfeiture back to the Company until earned by the recipient through continued employment. The restrictions lapse over five years.

 Pro Forma Disclosures

  As discussed in Note 1, the Company accounts for stock issued to employees and outside directors in accordance with APB 25. Statement of Financial Accounting Standards No. 123 -- Accounting for Stock-Based Compensation ("SFAS 123") prescribes an optional, fair-value based method of accounting for stock issued to employees and others. Had the Company determined compensation cost under SFAS 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts as follows (in thousands, except per share data):

                                                           For the Years Ended
                                                              September 30,
                                                         -----------------------
                                                          1999    1998    1997
                                                         ------- ------- -------
   Net earnings:
    As reported......................................... $65,445 $54,385 $46,895
    Pro forma...........................................  57,976  50,418  43,022
   Earnings per share:
    Basic:
     As reported........................................ $  2.54 $  2.12 $  1.82
     Pro forma..........................................    2.25    1.96    1.67
    Diluted:
     As reported........................................    2.47    2.08    1.80
     Pro forma..........................................    2.19    1.93    1.66
                                                         ======= ======= =======

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  The fair value of each option is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                            1999   1998   1997
                                                            -----  -----  -----
   Dividend yield..........................................     0%     0%     0%
   Expected volatility..................................... 25.30% 24.22% 21.57%
   Risk-free interest rate.................................  5.40%  5.62%  6.50%
   Expected life of options (in years).....................  6.76   7.40   6.25
                                                            -----  -----  -----

  The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. Like all option-pricing models, the Black-Scholes model requires the use of highly subjective assumptions including the expected volatility of the underlying stock price. Since the Company's stock options possess characteristics significantly different from those of traded options, changes in the subjective input assumptions can materially affect the fair value estimates of the Company's options. The Company believes that existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

  The effects of applying SFAS 123 for these pro forma disclosures are not likely to be representative of the effects on reported earnings for future years as options vest over several years and additional awards are generally made each year.

10. Income Taxes

  The following is a summary of the Company's consolidated income tax expense (in thousands):

                                                       1999     1998     1997
                                                      -------  -------  -------
   Current taxes:
    Federal.......................................... $31,603  $25,873  $23,255
    State............................................   5,137    4,729    4,515
    Foreign..........................................   4,053    6,528    4,519
                                                      -------  -------  -------
                                                       40,793   37,130   32,289
                                                      -------  -------  -------
   Deferred taxes:
    Federal..........................................  (1,263)  (2,340)  (1,563)
    State............................................    (453)    (391)    (172)
                                                      -------  -------  -------
                                                       (1,716)  (2,731)  (1,735)
                                                      -------  -------  -------
   Consolidated income tax expense................... $39,077  $34,399  $30,554
                                                      =======  =======  =======

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  Deferred taxes reflect the tax effects of differences between the amounts recorded as assets and liabilities for financial reporting purposes and the amounts recorded for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The components of the Company's net deferred tax asset at September 30, 1999 and 1998 were as follows (in thousands):

                                                                1999     1998
                                                              --------  -------
   Deferred tax assets:
    Liabilities relating to employee benefit plans........... $ 34,250  $27,177
    Self-insurance reserves..................................   19,851    8,838
    Contract revenues and costs..............................   22,625   10,481
    Accrual for office consolidations........................    1,660      161
    Other, net...............................................      --       150
                                                              --------  -------
    Gross deferred tax assets................................   78,386   46,807
                                                              --------  -------
   Deferred tax liabilities:
    Depreciation and amortization............................   (4,977)  (4,805)
    Settlement of pension obligations........................   (4,367)     --
    Unremitted foreign earnings..............................   (2,709)  (2,458)
    State income and franchise taxes.........................   (1,534)  (1,732)
    Unrealized gain on securities available-for-sale.........   (1,599)     --
    Other, net...............................................     (447)     --
                                                              --------  -------
    Gross deferred tax liabilities...........................  (15,633)  (8,995)
                                                              --------  -------
   Net deferred tax asset.................................... $ 62,753  $37,812
                                                              ========  =======

  Included in other deferred liabilities in the consolidated balance sheets at September 30, 1999 and 1998 are deferred tax liabilities of $13,652,300 and $7,606,700, respectively.

  The reconciliations from the statutory federal income tax expense to the consolidated effective income tax expense for each of the years ended September 30, 1999, 1998 and 1997 follows (in thousands):

                                                       1999     1998     1997
                                                      -------  -------  -------
   Statutory amount.................................. $36,583  $31,075  $27,107
   State taxes, net of the federal benefit...........   3,045    2,819    2,824
   Other, net........................................    (551)     505      623
                                                      -------  -------  -------
                                                      $39,077  $34,399  $30,554
                                                      =======  =======  =======
   Rate used to compute statutory amount.............    35.0%    35.0%    35.0%
                                                      =======  =======  =======
   Consolidated effective income tax rate............    37.4%    38.7%    39.5%
                                                      =======  =======  =======

  During fiscal 1999, 1998 and 1997, the Company paid approximately $45,459,800, $26,240,900 and $32,038,000, respectively, in income taxes.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  For the years ended September 30, 1999, 1998 and 1997, consolidated earnings before taxes consisted of the following (in thousands):

                                                         1999    1998    1997
                                                       -------- ------- -------
   United States earnings............................. $ 87,247 $62,193 $61,420
   Foreign earnings...................................   17,275  26,591  16,029
                                                       -------- ------- -------
                                                       $104,522 $88,784 $77,449
                                                       ======== ======= =======

  United States income taxes, net of applicable credits, have been provided on the undistributed earnings of foreign subsidiaries, except in those instances where the earnings are expected to be permanently reinvested. At September 30, 1999, $7,830,800 of such undistributed earnings were expected to be permanently reinvested. Should these earnings be repatriated, approximately $2,070,700 of income taxes would be payable.

11. Commitments and Contingencies

  The Company leases certain of its facilities and equipment under operating leases with net aggregate future lease payments of approximately $123,669,800 at September 30, 1999 payable as follows (in thousands):

   Year ending September 30,
     2000............................................................. $ 37,657
     2001.............................................................   28,650
     2002.............................................................   21,028
     2003.............................................................   15,320
     2004.............................................................   11,916
     Thereafter.......................................................   33,468
                                                                       --------
                                                                        148,039
   Less -- amounts representing sublease income.......................  (24,369)
                                                                       --------
                                                                       $123,670
                                                                       ========

  Rent expense for fiscal years 1999, 1998 and 1997 amounted to $47,382,500, $29,393,000 and $29,978,000, respectively, and was offset by sublease income of approximately $3,716,300, $4,112,000 and $2,780,000, respectively.

  Letters of credit outstanding at September 30, 1999 totalled $68,397,300.

  The Company maintains insurance coverage for various aspects of its business and operations. The Company has elected, however, to retain a portion of losses that occur through the use of various deductibles, limits and retentions under its insurance programs. This situation may subject the Company to some future liability for which it is only partially insured, or completely uninsured. The Company intends to mitigate any such future liability by continuing to exercise prudent business judgment in negotiating the terms and conditions of its contracts.

  The Company has entered into an employment agreement expiring September 30, 2004 with the Chairman of its Board of Directors. The agreement provides for annual base payments of $432,000 to either the Chairman or, in the event of his death, his beneficiary. The agreement also provides that the Chairman may participate in any bonus plan sponsored by the Company, specifies certain promotional and other activities to be performed by the Chairman in the event he leaves employment with the Company and contains other provisions, including some intended to prevent the Chairman from entering into any form of competition with the Company.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  In the normal course of business, the Company is subject to certain contractual guarantees and litigation. Generally, such guarantees relate to project schedules and plant performance. Most of the litigation involves the Company as a defendant in workers' compensation, personal injury and other similar lawsuits. In addition, as a contractor for many agencies of the United States Government, the Company is subject to many levels of audits, investigations and claims by, or on behalf of, the Government with respect to its contract performance, pricing, costs, cost allocations and procurement practices. Management believes, after consultation with counsel, that such guarantees, litigation, and United States Government contract-related audits, investigations and claims should not have any material adverse effect on the Company's consolidated financial statements.

  In 1998, the Company was notified by the U.S. Department of Justice that was intervening in a lawsuit filed against the Company by a former employee under the False Claims Act (the "Act"). The lawsuit alleges that the Company overbilled the U.S. government for lease costs paid by the Company and relating to its former headquarters building located in Pasadena, California. The lawsuit seeks actual damages of approximately $17.0 million, which, if a violation of the Act is found, would be trebled. Additional remedies available to the government include the possible imposition of civil penalties for each billing. Although the number of billings is contested, if a violation of the Act is found, such penalties would be at least $10.0 million. The Company has denied any wrongdoing in the method it used to account for the lease costs in question and has denied that it acted with the intent required for liability under the Act. The Company contends that all of the facts regarding the 1982 transaction-in-question were disclosed to the government, which repeatedly approved the Company's lease charges after conducting annual audits. The Company intends to continue to vigorously defend itself against the lawsuit.

12. Common and Preferred Stock

  The Company is authorized to issue two classes of capital stock: common stock and preferred stock (each have a par value of $1.00 per share). The preferred stock may be issued in one or more series. The number of shares to be included in a series, as well as each series' designation, relative powers, dividend and other preferences, rights and qualifications, redemption provisions and restrictions are to be fixed by the Company's Board of Directors at the time such series are issued. Except as may be provided by the Board of Directors in a preferred stock designation, or otherwise provided for by statute, the holders of the Company's common stock have the exclusive right to vote for the election of Directors and all other matters requiring stockholder action. The holders of the Company's common stock are entitled to dividends if and when declared by the Board of Directors from whatever assets are legally available for that purpose.

  Pursuant to the Company's 1990 Stockholder Rights Plan, each outstanding share of common stock has attached to it one stock purchase right (a "Right"). Each Right entitles the common stockholder to purchase, in certain circumstances generally relating to a change in control of the Company, one two-hundredth of a share of the Company's Series A Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Series A Preferred Stock") at the exercise price of $90 per share, subject to adjustment. Alternatively, the Right holder may purchase common stock of the Company having a market value equal to two times the exercise price, or may purchase shares of common stock of the acquiring corporation having a market value equal to two times the exercise price.

  The Series A Preferred Stock confers to its holders rights as to dividends, voting and liquidation which are in preference to common stockholders. The rights are nonvoting, are not presently exercisable and currently trade in tandem with the common shares. The rights may be redeemed at

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

$0.01 per right by the Company in accordance with the Rights Plan. The rights will expire on December 20, 2000, unless earlier exchanged or redeemed.

13. Other Financial Information

  Other noncurrent assets consisted of the following at September 30, 1999 and 1998 (in thousands):

                                                                 1999    1998
                                                               -------- -------
   Prepaid pension costs...................................... $ 18,704 $11,929
   Reimbursable pension costs.................................   11,059     --
   Cash surrender value of life insurance policies............   30,228  26,920
   Investments................................................   32,024  20,277
   Notes receivable...........................................    6,597   1,785
   Miscellaneous..............................................    6,850   2,760
                                                               -------- -------
                                                               $105,462 $63,671
                                                               ======== =======

  Accrued liabilities consisted of the following at September 30, 1999 and 1998 (in thousands):

                                                                1999     1998
                                                              -------- --------
   Accrued payroll and related liabilities................... $143,110 $103,626
   Reserves..................................................   53,440   14,430
   Insurance liabilities.....................................   48,406   23,154
   Other.....................................................   37,011   20,342
                                                              -------- --------
                                                              $281,967 $161,552
                                                              ======== ========

  The increase of $39,010,000 in reserves was due primarily to the merger with Sverdrup, and related to accruals for various litigation exposures, costs of consolidating offices, and costs to complete planned workforce reductions.

14. Comprehensive Income

  Effective with the first quarter of fiscal 1999 ending December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes reporting and disclosure standards for comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.

  The Company has disclosed the components of comprehensive income in the Statements of Consolidated Comprehensive Income and the Statements of Changes in Stockholders' Equity. SFAS 130 does not have any effect on the amounts previously reported for net earnings or stockholders' equity.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  The accumulated balances related to each component of other comprehensive income (loss), net of related income tax, are as follows (in thousands):

                                                                       Total
                                           Unrealized    Foreign    Accumulated
                                              Gains     Currency       Other
                                           (Losses) on Translation Comprehensive
                                           Securities  Adjustments Income (Loss)
                                           ----------- ----------- -------------
   Balances at September 30, 1996.........   $  621      $ 1,652      $ 2,273
   Changes during the year................     (507)      (3,444)      (3,951)
                                             ------      -------      -------
   Balances at September 30, 1997.........      114       (1,792)      (1,678)
   Changes during the year................     (113)          (9)        (122)
                                             ------      -------      -------
   Balances at September 30, 1998.........        1       (1,801)      (1,800)
   Changes during the year................    2,151       (3,946)      (1,795)
                                             ------      -------      -------
   Balances at September 30, 1999.........   $2,152      $(5,747)     $(3,595)
                                             ======      =======      =======

15. Segment Information

  Effective September 30, 1999, the Company adopted Statement of Financial Accounting Standards No. 131 -- Disclosure About Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 supercedes Statement of Financial Accounting Standards No. 14 -- Financial Reporting for Segments of a Business Enterprise ("SFAS 14"). SFAS 131 replaces the "industry approach" definition of "segment" that was promulgated by SFAS 14 with the "management approach" to identify an entity's reportable segments. Under the management approach, an entity's reportable segments are determined by the internal organization used by the entity's management for making operating decisions and assessing performance.

  The Company's principal business is to provide professional and technical services. The Company provides its services from offices located primarily throughout the United States, Europe, India and Australia.

  All of the Company's operations share similar economic characteristics. For example, all of the Company's operations are highly influenced by the general availability of qualified engineers and other professional staff. They also provide similar services, as well as share similar processes for delivering the Company's services. In addition, the use of technology among the Company's performance units is highly similar and consistent throughout the Company's organization, as is the Company's customer base (although the Company's operations outside the United States do very little work with the U.S. federal government), and the Company's quality assurance and safety programs. Accordingly, based on these similarities, the Company has concluded that its operations may be aggregated into one reportable segment for purposes of this disclosure.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


  The following table presents information by geographic area:

                                                                         Long-
                                                               Total     lived
                                                              Revenues   Assets
                                                             ---------- --------
   1999:
    United States........................................... $2,421,871 $116,984
    Europe..................................................    440,545   10,376
    Asia....................................................     12,591   12,293
                                                             ---------- --------
     Total.................................................. $2,875,007  139,653
                                                             ---------- --------
   1998:
    United States........................................... $1,676,997 $ 78,742
    Europe..................................................    410,944   11,032
    Asia....................................................     13,204   10,791
                                                             ---------- --------
     Total.................................................. $2,101,145 $100,565
                                                             ---------- --------
   1997:
    United States........................................... $1,363,016 $ 59,758
    Europe..................................................    412,298   23,667
    Asia....................................................      5,302    9,976
                                                             ---------- --------
     Total.................................................. $1,780,616 $ 93,401
                                                             ---------- --------

  Asia consists primarily of the Company's operations in India. Revenues were earned from unaffiliated customers located primarily within the respective geographic areas. Long-lived assets consist of property and equipment, net of accumulated depreciation and amortization. The results of the Company's operations in Mexico, Chile and Australia, and the Company's investment in long-lived assets in those geographic areas were not material.

  For the years ended September 30, 1999, 1998 and 1997, projects with or for the benefit of agencies of the U.S. federal government accounted for 17.4%, 12.1% and 12.0%, respectively, of total revenues. Within the private sector, no single client accounted for 10% or more of total revenues in either 1999 or 1998. One private-sector client accounted for 15.3% of total revenues in 1997.

                JACOBS ENGINEERING GROUP INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

16. Quarterly Data -- Unaudited

  Summarized quarterly financial information for the years ended September 30, 1999, 1998 and 1997 is presented below (in thousands, except per share amounts):

                                   First    Second   Third    Fourth    Fiscal
                                  Quarter  Quarter  Quarter  Quarter     Year
                                  -------- -------- -------- -------- ----------
1999
Revenues......................... $555,172 $779,874 $771,905 $768,056 $2,875,007
Operating profit.................   23,165   28,142   28,515   28,473    108,295
Earnings before taxes............   24,054   25,872   26,818   27,778    104,522
Net earnings.....................   15,155   16,170   16,760   17,360     65,445
Earnings per share:
 Basic...........................     0.59     0.63     0.65     0.67       2.54
 Diluted.........................     0.58     0.61     0.63     0.65       2.47
Stock price:
 High............................   40.750   42.750   42.688   38.563     42.750
 Low.............................   26.938   35.250   35.563   32.125     26.938
                                  -------- -------- -------- -------- ----------
1998
Revenues......................... $506,359 $524,776 $525,034 $544,976 $2,101,145
Operating profit.................   20,250   21,717   22,474   22,043     86,484
Earnings before taxes............   21,001   21,838   22,753   23,192     88,784
Net earnings.....................   12,810   13,320   13,880   14,375     54,385
Earnings per share:
 Basic...........................     0.50     0.52     0.54     0.56       2.12
 Diluted.........................     0.49     0.51     0.53     0.55       2.08
Stock price:
 High............................   31.000   32.375   34.250   33.250     34.250
 Low.............................   24.688   24.750   29.500   25.125     24.688
                                  -------- -------- -------- -------- ----------
1997
Revenues......................... $433,649 $437,735 $430,177 $479,055 $1,780,616
Operating profit.................   16,989   17,761   18,596   20,215     73,561
Earnings before taxes............   17,997   18,907   19,818   20,727     77,449
Net earnings.....................   10,870   11,420   11,970   12,635     46,895
Earnings per share:
 Basic...........................     0.42     0.44     0.47     0.49       1.82
 Diluted.........................     0.42     0.44     0.46     0.48       1.80
Stock price:
 High............................   25.000   28.500   27.875   32.563     32.563
 Low.............................   21.250   23.500   23.250   26.250     21.250
                                  -------- -------- -------- -------- ----------

  As disclosed last year, the Company adopted SFAS 128 -- Earnings per Share effective with the first quarter of fiscal 1998 ending December 31, 1997, and accordingly restated prior period EPS data.

  The Company's common stock is listed on the New York Stock Exchange. At September 30, 1999, there were 1,208 stockholders of record.

                         REPORT OF ERNST & YOUNG LLP,
                             INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Jacobs Engineering Group Inc.

  We have audited the accompanying consolidated balance sheets of Jacobs Engineering Group Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of earnings, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Jacobs Engineering Group Inc. and subsidiaries at September 30, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Los Angeles, California
November 3, 1999

             MANAGEMENT'S RESPONSIBILITIES FOR FINANCIAL REPORTING

  The consolidated financial statements and other information included in this appendix to this proxy statement have been prepared by management, which is responsible for their fairness, integrity, and objectivity. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior years and contain some amounts that are based upon management's best estimates and judgment. The other financial information contained in this appendix has been prepared in a manner consistent with the preparation of the financial statements.

  In meeting its responsibility for the fair presentation of the Company's financial statements, management necessarily relies on the Company's system of internal accounting controls. This system is designed to provide reasonable, but not absolute, assurance that assets are safeguarded and that transactions are executed in accordance with management's instructions and are properly recorded in the Company's books and records. The concept of reasonable assurance is based on the recognition that in any system of internal controls, there are certain inherent limitations and that the cost of such systems should not exceed the benefits to be derived. We believe the Company's system of internal accounting controls is cost-effective and provides reasonable assurance that material errors and irregularities will be prevented, or detected and corrected on a timely basis.

  The Company's consolidated financial statements have been audited by independent auditors, whose report thereon was based on examinations conducted in accordance with generally accepted auditing standards and is presented on the preceding page. As part of their audit, the independent auditors perform a review of the Company's system of internal accounting controls for the purpose of determining the amount of reliance to place on those controls relative to the audit tests they perform.

  The Company's Board of Directors, through its Audit Committee which is composed entirely of nonemployee directors, meets regularly with both management and the independent auditors to review the Company's financial results and to ensure that both management and the independent auditors are properly performing their respective functions.

--------------------------------------------------------------------------------




PROXY

SOLICITED BY THE BOARD OF DIRECTORS OF JACOBS ENGINEERING GROUP INC.

            ANNUAL MEETING OF SHAREHOLDERS--Tuesday February 8, 2000

                         JACOBS ENGINEERING GROUP INC.

  THE UNDERSIGNED hereby appoints Joseph J. Jacobs, Noel G. Watson and John W. Prosser, Jr. his true and lawful proxies (with full power of substitution) to vote in his name, place and stead all shares in Jacobs Engineering Group Inc. that the undersigned owns or is entitled to vote at the Annual Meeting of Shareholders to be held February 8, 2000, and at any adjournment thereof, upon the matters listed below in accordance with the following instructions:

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. Please specify choices, date, sign and return the proxy in the enclosed envelope. No postage is required if returned in the enclosed envelope and mailed in the United States.

       (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               Please mark
                                                                                                               your votes as  [X]
                                                                                                               indicated in
                                                                                                               this example

If any of the following boxes are checked, the shares covered by this proxy will be voted in accordance therewith. If no box is checked under any of the following, the shares will be voted for the persons nominated as directors by the Board of Directors and for the approval of items 2, 3 and 4. On other matters presented, the shares will be voted in accordance with the proxies' best judgment.

                                    WITHHELD
                                FOR  FOR ALL                          FOR  AGAINST ABSTAIN                     FOR  AGAINST ABSTAIN
1. To elect Noel G. Watson,     [_]    [_]    2. To approve the 1999  [_]    [_]     [_]    3. To approve the  [_]    [_]     [_]
   Dr. James Clayburn LaForce,                   Stock Incentive Plan.                         1999 Outside
   David M. Petrone and                                                                        Director Stock
   James L. Rainey, Jr. as                                                                     Plan.
   directors.                                                                                                  FOR  AGAINST ABSTAIN
                                                                                            4. To approve      [_]    [_]     [_]
                                                                                               Ernst & Young
                                                                                               LLP as auditors.

(To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

-----------------------------------------------------------

                                                                             Receipt of the Jacobs Engineering Group Inc.
                                                                             Proxy Statement dated January 3, 2000,
                                                                             including Appendix A thereto, is hereby
                                                                             acknowledged. Please vote my (our) shares as
                                                                             indicated above.


        Signature(s) __________________________________________________________________ Date ______________________________, 2000
        NOTE: Attorneys, executors, trustees, etc. should show such capacity when signing and unless the certificate(s) is (are)
              registered in their names, should submit a Proxy from the record owner. Evidence of their authority should accompany the Proxy. Joint owners should each sign individually.
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